Exhibit 2.3

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

By and Among

RHMT, LLC (“RHMT”),

Deep Thought, LLC (“Deep Thought”),

Howard Street Partners, LLC (“Howard Street”),

(RHMT, Deep Thought and Howard Street Partners are each a “Company” and collectively the “Companies”),

the limited liability company interest holders of each of the Companies set forth on the

Schedule of Sellers attached hereto (each a “Seller” and collectively the “Sellers”)

Michael Thomsen, as the Sellers’ Agent (“Sellers’ Agent”), and

TerrAscend Corp. (“Parent”)

and

WDB Holding CA, Inc.

(“Buyer”)

February 10, 2019

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of February 10, 2019, is entered into by and among RHMT, LLC, a California limited liability company (“RHMT”), Deep Thought, LLC, a California limited liability company (“Deep Thought”), and Howard Street Partners, LLC, a California limited liability company (“Howard Street”) (RHMT, Deep Thought and Howard Street are each a “Company” and collectively the “Companies”), the holders of the outstanding securities of each of the Companies set forth on the Schedule of Sellers attached hereto as Exhibit A (each a “Seller” and collectively the “Sellers”), TerrAscend Corp., a corporation incorporated under the Business Corporations Act (Ontario) (“Parent”), WDB Holding CA, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Buyer”), and Michael Thomsen, an individual residing in the State of California, as agent for the Sellers (the “Sellers’ Agent”).

RECITALS

WHEREAS, each Company is engaged in the business of selling, and dispensing cannabis and cannabis-related products, accessories and branded merchandise in California under the trade name “The Apothecarium” (collectively, the “Business”);

WHEREAS, Sellers currently collectively own 100% of the issued and outstanding equity of the Companies, which, for each Company consists of (i) 49.9 common units, representing 49.9% of the outstanding equity interests in the Company, (ii) 50.1 three percent (3%) preferred units, representing 50.1% of the outstanding equity interests in the Company and (iii) a 15% unsecured promissory note from the Company to the Sellers, owned by the Sellers based on their percentage interest in such Company.

WHEREAS, Buyer wishes to purchase, and the Sellers desire to sell to Buyer, for each Company: (i) all of the outstanding common units held by each Seller and (ii) the outstanding promissory note held by Sellers.

WHEREAS, concurrently with the execution of this Agreement, Buyer is entering into a stock purchase agreement (the “No.Cal SPA”) to purchase certain limited liability company units and other securities of BTHHM Berkeley, LLC PNB Noriega LLC, and V Products LLC (the “No.Cal Companies”), and a stock purchase agreement (the “Las Vegas SPA”) to purchase the outstanding limited liability units of Gravitas Ltd. (the “Las Vegas Company”) each of which (other than V Products) is also engaged in the business of selling, and dispensing cannabis and cannabis-related products, accessories and branded merchandise under the trade name “The Apothecarium,” or, with respect to V Products, is in engaged in the manufacture of cannabis edibles under the trade name “Valhalla”;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01       Defined Terms. The following terms have the meanings specified or referred to in this Article I:

(a)        “Action” means any claim, action, cause of action, Product Claim, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, deficiency notice, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)        “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(c)        “Base Escrow” means US$[***], in cash, available to satisfy indemnification owed by the Sellers and Seller Principals to Buyer Indemnified Parties under Section 9 of this Agreement. The Base Escrow amount will be calculated at closing and equal 7.5% of the Purchase Price pursuant to Section 2.02 hereunder plus 7.5% of the purchase price under Section 2.02(a) of the No. Cal SPA.

(d)       “Board of Directors” with respect to each Company, means Michael Thomsen, Ryan Hudson, Matthew Johnson, Heather Molloy and Adam Kozak.

(e)        “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Francisco, California or Toronto, Ontario are authorized or required by Law to be closed for business.

(f)         “Buyer and Parent Fundamental Representations” means the representations and warranties of Buyer and Parent in Sections 5.01, 5.02, 5.03, 5.06, 5.07 and 5.09.

(g)        “Canadian Securities Laws” means, collectively, the applicable securities legislation and related rules, regulations, instruments and published policy statements of each of the applicable Provinces and Territories of Canada.

(h)        “Code” means the Internal Revenue Code of 1986, as amended.

(i)         “Collateral” means, with respect to a Borrower, all assets of the Borrower,wherever located and whether now or in the future owned, existing, arising or acquired, including without limitation the following (as such terms are defined in the UCC): Accounts, Chattel Paper, Inventory (to the extent permitted by Applicable Law), Equipment, Instruments, Investment Property, Documents, Deposit Accounts, Letter-of-Credit Rights, General Intangibles, Supporting Obligations, other personal property and, to the extent not listed above, all products and proceeds of the foregoing.

(j)	“Common Shares” has the meaning set forth in Section 5.09.

(k)        “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(l)         “Controlled Substances Act” means Title 21 of the United States Code, Chapter 13 §801 et seq.

(m)	“CSE” means the Canadian Securities Exchange.

(n)       “Cannabis Licenses” means (i) the operational medicinal and adult-use retailer licenses granted to the Companies by the California Bureau of Cannabis Control and Department of Public Health, and (ii) each other Permit issued to Companies by any Governmental Authority in connection therewith.

(o)         “Company Intellectual Property” means, with respect to a Company, any and all of the following: (a) all names used by Company and the Business, including corporate and fictitious names, trade names, domain names, registered and unregistered trademarks, service marks and applications therefor, and all logos, slogans and other trade dress and commercial symbols with which the goodwill of Company or any of its services may be associated, and all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith, together with all goodwill associated therewith; (b) all inventions, discoveries and all other developments and works of any kind (whether or not patentable, whether or not complete and whether or not recorded in writing or any other form or medium or reduced to practice), and all patents, patent applications and inventions and discoveries (or reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (c) all copyrightable works, copyrights and applications, registrations and renewals thereof (including with respect to software, marketing materials, business plans or instructional or training materials), and all derivative works therefrom; (d) mask works and all applications, registrations and renewals in connection therewith; (e) computer software (including all versions thereof), including source code, object, executable and binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related to any of the foregoing; (f) web sites, web site domain names and other e-commerce assets and resources of any kind or nature; (g) trade secrets and confidential information and proprietary rights, including ideas, concepts, methods, plans, business models, strategies, processes, technology, know-how and the like, and including all proprietary compilations of data (such as customer lists, prospect lists or supplier lists) whether or not the individual elements or items are confidential or proprietary; (h) all other intellectual property and proprietary rights of any kind, nature or description; (i) all proprietary recipes, formulas, manufacturing processes, packaging and labeling relating to the Products; (j) contents of all diagrams, schematics, algorithms, formulae, plans, graphics, designs, mats, plates, negatives, films, blueprints, drawings, sketches and other renderings or tangible embodiments of any of the foregoing (in whatever form or medium) and (k) all goodwill associated with the foregoing.

(p)        “Company Transaction Expenses” means, for each Company: (a) the fees and expenses owed by a Seller or Company to their investment bankers, attorneys, accountants and other professionals payable in connection with this Agreement or the consummation of the transactions contemplated hereby, (b) the aggregate amount of any transaction bonuses or similar payments owed by a Company to any director, officer or employee of such Company triggered by the consummation of such transactions (including both the employer and employee portions of all employment, payroll and withholding Tax obligations relating to or arising from such bonuses or payments) and (c) the aggregate amount of management fees, loans, transaction fees, sale bonuses or similar payments owed by a Company to a Seller that are unpaid as of, or are triggered by, the consummation of such transactions, in the case of each of the foregoing clauses (a), (b) and (c), regardless of whether such fees, expenses or other amounts are due and payable as of the Closing.

(q)        “Data Laws” means Laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information, including the Federal Trade Commission’s Fair Information Principles, as well as industry standards applicable to Companies.

(r)         “Deep Thought Promissory Note” means that 15% Promissory Note dated February 6, 2019 from Deep Thought to the Deep Thought Sellers, in the principal amount of US$22,008,804.72.

(s)         “Deep Thought Operating Agreement” means the Second Amended and Restated Operating Agreement of Deep Thought, effective as of February 6, 2019.

(t)         “Deep Thought Sellers” means Ryan Hudson, Michael Thomsen, Arion Luce, Anthony Shira and Jamie Shira, in the percentages set forth on the Schedule of Sellers.

(u)       “Encumbrance” means and includes:

(i) with respect to any personal property, any intangible property or any property other than Real Property, any security or other property interest or right, claim, lien, pledge, option, charge, community property interest, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of Law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii) with respect to any Real Property (whether and including owned real estate or leased real estate), any mortgage, lien, easement, interest, right of way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including any Governmental Authority), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of Law, and including any agreement to grant or submit to any of the foregoing in the future.

(v)        “Environmental Laws” means any and all Laws relating to any of the following: (a) pollution or the protection of the environment (including, without limitation, air, surface water, ground water and land); (b) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation of Hazardous Materials; (c) exposure to Hazardous Materials; or (c) manufacture, processing, treatment, distribution, use, storage, transportation, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof and on the Closing Date. Without limiting the generality of the foregoing, Environmental Laws shall include all of the following (in effect on the date hereof and on the Closing Date): (1) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified at Title 42 U.S.C. Sections 9601 et seq.); as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USCA §9601 et seq.; (2) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 USCA §6901 et seq.; (3) the Federal Water Pollution Control Act Amendments of 1972, as amended by the Clean Water Act of 1977, 33 USCA §1251 et seq.; (4) the Toxic Substances Control Act of 1976, 15 USCA §2601 et seq; (5) the Emergency Planning and Community Right-to-Know Act of 1986, 42 USCA §11001 et seq; (6) the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 USCA §7401 et seq; (7) the National Environmental Policy Act of 1970, 42 USCA §4321 et seq.; (8) the River and Harbors Act of 1899, 33 USCA §401 et seq.; (9) the Endangered Species Act of 1973, 16 USCA §1531 et seq.; (10) the Occupational Safety and Health Act of 1970, 29 USCA §651 et seq.; (11) the Safe Drinking Water Act of 1974, 42 USCA §300f et seq.; (12) the Hazardous Materials Transportation Act, 49 USCA App. §5101 et seq.; (13) the California Environmental Quality Act (CEQA), Pub. Res. Code, § 21000 et seq.; and (14) any and all regulations adopted with respect to the foregoing Laws, and all similar federal, state and local environmental statutes and ordinances and the regulations, orders and decrees now promulgated.

(w)	“Escrow Agent” means Global Loan Agency Services Limited, dba GLAS.

(x)	“Escrow Amount” means the Base Escrow plus the Tax Escrow.

(y)	“Escrow Agent Fee” shall mean US$7,750.00 (estimated).

(z)	“Exchange Act” means the Securities Exchange Act of 1934.

(aa)     “Fundamental Representations” means, with respect to Sellers and Companies, the representations and warranties in Article III, and Sections 4.01, 4.02, 4.03, 4.06(a), 4.06(b), 4.18, and 4.22.

(bb)      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

(cc)       “Governmental Authority” means any country, state, provincial, territorial, commonwealth, city, town, township, borough, village, district, territory or other political subdivision thereof; any federal, state, provincial, territorial local, municipal, foreign or other government or governmental, quasi-governmental or other regulatory authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); any multinational organization or body; any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any arbitrator; any self-regulatory or professional or trade organization having authority to regulate the Business, including the California Bureau of Cannabis Control, California Department of Food and Agriculture, California Department of Public Health, California Department of Tax and Fee Administration, the CSE, or any instrumentality or official of any of the foregoing.

(dd)      “Hazardous Material” means (a) those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” (or words of similar intent or meaning) under applicable Environmental Law including, without limitation, CERCLA, RCRA, CEQA, and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq. as amended, and in the regulations promulgated pursuant to said laws; (b) those chemicals known to cause cancer or reproductive toxicity, as published pursuant to the Safe Drinking Water and Toxic Enforcement Act of 1986, Sections 25249.5 et seq. of the Health & Safety Code as amended; (c) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302.4 and amendments thereto); (d) any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (v) flammable explosives; (vi) radioactive materials or substances; or (vii) mold, spores or fungus; and (e) such other substances, materials and wastes which are regulated, as of the date hereof or the Closing Date, as hazardous, toxic or radioactive under applicable local, state or Federal law, or which are classified as hazardous, toxic or radioactive under any Environmental Law.

(ee)       “Howard Street Operating Agreement” means the Second Amended and Restated Operating Agreement of Howard Street, effective as of February 6, 2019.

(ff)        “Howard Street Promissory Note” means that 15% Promissory Note dated February 6, 2019 from Howard Street to the Howard Street Sellers, in the principal amount of US$9,510,406.35.

(gg)      “Howard Street Sellers” means Ryan Hudson, Michael Thomsen, Arion Luce, Anthony Shira and Jamie Shira, in the percentages set forth on the Schedule of Sellers.

(hh)      “Indebtedness” means, with respect to a Company, without duplication: (i) all liabilities for borrowed money, whether current or funded; (ii) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument; (iii) that portion of obligations with respect to capital leases, if any, that is properly classified as a liability on a balance sheet; (iv) all other obligations of Companies, other than Permitted Accounts Payable; (v) notes payable and drafts accepted representing extensions of credit; (vi) any obligation owed for all or any part of the deferred purchase price of property or services, unless otherwise included as a current liability in the Working Capital adjustment described below; (vii) all obligations of a Company to its members or managers; (viii) all Tax obligations of a Company (including any amounts under audit by any tax authority, other than the Known Tax Obligations); (ix) any amounts, fines, penalties or claims asserted against a Company by any Governmental Authority; (x) all obligations pursuant to an Equity Incubator Agreement or Equity Incubator Plan; (xi) all interest on the items set forth in (i) through (x) above; (xii) any guarantees of indebtedness of any other person; (xiii) all indebtedness and obligations of the types described in the foregoing clauses (i) through (xii) above to the extent secured by any lien on any property or asset owned or held by a Company, regardless of whether the indebtedness secured thereby shall have been assumed by a Company or is nonrecourse to the credit of a Company; provided, however, that the term “Indebtedness” shall not include the RHMT Promissory Note, the Deep Thought Promissory Note, or the Howard Street Promissory Note.

(ii)        “Inventory” means all inventory of or relating to the Business (including, without limitation, raw materials, work in process, packaging, ingredients, finished goods, merchandise and supplies).

(jj)	“Key Personnel” means the Persons identified on Schedule III.

(kk)	“Known Tax Obligations” are the federal Tax Liabilities for the years and in the amounts listed on Exhibit B attached hereto.

(ll)         “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, but does not include any United States federal law to the extent such federal law or treaty would be violated, or protections under such law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with California law.

(mm)     “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(nn)      “Management Company” means WDB Management CA, LLC, a California limited liability company.

(oo)       “Material Adverse Effect” means any event, change, development or occurrence that, individually or together with any other event, change, development or occurrence, has had, or reasonably would be expected to have, a material adverse effort on Companies’ Business, results of operations, properties, assets or conditions (whether financial or otherwise), Permits, relations with customers, any material asset, Key Personnel or prospects, whether long-term or short-term, whether or not anticipated, except for the effects of changes in the general economy that do not impact the Companies disproportionately relative to other Persons of comparable size in the Companies’ industry.

(pp)      “Non-Foreign Certificate” shall mean a duly executed non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, and reasonably acceptable to Buyer, stating that the Person issuing such affidavit is not a “foreign person” as defined in Section 1445 of the Code.

(qq)      “Obligations” with respect to a Borrower (as defined in Section 2.05), means such Borrower’s obligations to pay when due any debts, principal, interest, fees, expenses, and other amounts such Borrower owes Lender now or later, under the terms of a Bridge Loan.

(rr)         “Order” means any order, writ, judgment, injunction, decree, stipulation, assessment, determination or award entered by or with any Governmental Authority.

(ss)       “Parent Disclosure Record” means all documents publicly filed under the profile of the Parent on SEDAR since January 1, 2018.

(tt)	“Parent Shares” has the meaning set forth in Section 2.02(b).

(uu)	“Permit” means any permit, license, franchise certificate, consent, accreditation and other authorization of a Governmental Authority.

(vv)      “Permitted Accounts Payable” means normal and customary accounts payable of the Companies incurred in connection with the Business.

(ww)     “Permitted Encumbrances” means those Encumbrances disclosed to Buyer and set forth on Exhibit B.

(xx)        “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(yy)      “Proportionate Voting Shares” has the meaning set forth in Section 5.09.

(zz)       “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(aaa)      “Post-Closing Taxes” means Taxes of a Company or Seller for any Post-Closing Tax Period.

(bbb)     “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(ccc)      “Pre-Closing Taxes” means Taxes of a Company or Seller for any Pre-Closing Tax Period.

(ddd)     “Product” means any product manufactured, distributed or sold by the Business.

(eee)     “Purchased Securities” means (i) with respect to a RHMT Seller, the RHMT Purchased Securities, (ii) with respect to a Deep Though Seller, the Deep Thought Purchased Securities, and (iii) with respect to a Howard Street Seller, the Howard Street Purchased Securities.

(fff)      “Real Property” means the real property owned, leased or subleased by Companies, together with all buildings, structures and facilities located thereon.

(ggg)     “Recapitalization Agreement” shall mean the Agreement and Plan of Recapitalization dated as of February 6, 2019 by and among (i) with respect to RHMT, RHMT and the RHMT Sellers, (ii) with respect to Deep Thought, Deep Thought and the Deep Thought Sellers, and (iii) with respect to Howard Street, Howard Street and the Howard Street Sellers.

(hhh)     “Restricted Period” means the earlier of: (i) two (2) years after the Closing Date; or (ii) as to each Seller Principal, such earlier date, if any, that such Seller Principal is no longer employed by Companies or the Buyer, or any Affiliate thereof; provided, however, that the Seller Principal’s employment was terminated without “cause” by the employer thereof, or for “good reason” by such Seller Principal; as the terms “cause” and “good reason” are defined in the respective Employment Agreements of each Seller Principal as required by Section 2.08 hereof.

(iii)       “RHMT Operating Agreement” means the Amended and Restated Operating Agreement of RHMT, effective as of February 6, 2019.

(jjj)       “RHMT Promissory Note” means that 15% Promissory Note dated February 6, 2019 from the Company to the RHMT Sellers, in the principal amount of US$31,520,622.75.

(kkk)     “RHMT Sellers” means Ryan Hudson, Michael Thomsen, Arion Luce, Anthony Shira and Jamie Shira, in the percentages set forth on the Schedule of Sellers.

(lll)      “RULLCA” means the California Revised Uniform Limited Liability Company Act, Title 2.6, Section 17701.01 et seq.

(mmm)  “Securities Authorities” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

(nnn)     “SEDAR” means the System for Electronic Document Analysis and Retrieval maintained on behalf of the Securities Authorities.

(ooo)    “Sellers’ Agent” has the meaning set forth in the preamble above.

(ppp)    “Sellers’ Contribution to Escrow” means cash in an amount equal to $ [***] as a contribution to the Tax Escrow, plus cash in an amount equal to 86.65% of the total Base Escrow Amount as a contribution to the Base Escrow, which amount is subject to adjustment as provided in Section 2.06 herein.

(qqq)   “Seller Principal” means Michael Thomsen, Ryan Hudson, Arion Luce, Anthony Shira, and Jamie Shira.

(rrr)       “Special Representations” means, with respect to Sellers and Companies, the representations and warranties in Article III, and Sections 4.01, 4.02, 4.03, 4.05, 4.06, 4.11, 4.18, 4.20, 4.21 and 4.22.

(sss)     “Subsidiary” means a Person that is controlled directly or indirectly by another Person and includes a Subsidiary of that Subsidiary. A Person is considered to “control” another Person if: (i) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation, (ii) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership, or (iii) the second Person is a limited partnership, and the general partner of the limited partnership is the first Person.

(ttt)      “Taxes” means all federal, state, local, provincial, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, excise, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether or not disputed, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liabilities of any other Person.

(uuu)    “Tax Escrow” means US$ [***], available to satisfy indemnification amounts owed by the Sellers and Seller Principals to Buyer Indemnified Parties under Section 9.02(d) and 9.02(e) of this Agreement (claims relating to Taxes), including the Known Tax Obligations, subject to adjustment as provided in Section 2.06 hereof.

(vvv)    “Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(www)   “UCC” means the Uniform Commercial Code-Secured Transactions in effect in the State of California, as amended from time to time.

Section 1.02 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Agreement	Preamble
Balance Sheet	Section 4.10
Balance Sheet Date	Section 4.10
Borrower	Section 2.05(a)
Bridge Loan	Section 2.05(a)
Business	Recitals
Buyer	Preamble
Buyer Disclosure Schedule	Article V
Buyer Indemnified Parties	Section 9.02
Cash Consideration	Section 2.02(a)
Closing	Section 2.07
Closing Adjustment	Section 2.03(b)(i)(3)
Closing Date	Section 2.07
Closing Date Proceeds	Section 2.08(c)(viii)(4)
Closing Indebtedness Schedule	Section 2.04(a)
Closing Working Capital	Section 2.03(b)(i)(2)
Closing Working Capital Statement	Section 2.03(b)(i)
Common Shares	Section 5.09
Companies	Preamble
Company Assets	Section 4.09(a)
Company Owner	Section 3.06(a)
Company Transaction Expense Schedule	Section 2.04(b)
Debt Payoff Letters	Section 2.04(a)
Deep Thought Purchased Units	Section 2.01(b)
Deep Thought Purchased Securities	Section 2.01(b)
Direct Claim	Section 9.05(c)
Disputed Amounts	Section 2.03(c)(iii)
Estimated Closing Adjustment	Section 2.03(a)(ii)
Estimated Closing Working Capital	Section 2.03(a)(i)(2)
Estimated Closing Working Capital Statement	Section 2.03(a)(i)
Exchangeable Shares	Section 5.09

Facilities	Section 4.21
Financial Statements	Section 4.10
H&S Code	Section 3.06(c)(iv)
Howard Street Purchased Units	Section 2.01(c)
Howard Street Purchased Securities	Section 2.01(c)
Indemnified Party	Section 9.05(a)
Indemnifying Party	Section 9.05(a)
Independent Accountant	Section 2.03(c)(iii)
Interim Financial Statements	Section 4.10
IP License	Section 4.06(c)
Las Vegas Company	Recitals
Las Vegas SPA	Recitals
Leases	Section 4.09(c)
Lender	Section 2.05(a)
Loss	Section 9.02
Material Contract	Section 4.07
MSA	Section 2.08(a)(vi)
No.Cal SPA	Recitals
No.Cal Companies	Recitals
Ownership Changes	Section 7.04(b)
Parent	Preamble
Parent Shares	Section 2.02(b)
PCB	Section 4.21
Penal Code	Section 3.06(c)(iii)
Physical Inventory	Section 2.03(a)(i)(2)
Preferred Shares	Section 5.09
Product Claim	Section 4.20(a)
Proportionate Voting Shares	Section 5.09
Purchase Price	Section 2.02
Recalls	Section 4.20(a)
Released Claims	Section 11.02(a)
Released Party	Section 11.02(a)
Releasing Party	Section 11.02(a)
Resolution Period	Section 2.03(c)(ii)
Reverse Termination Fee	Section 10.03
Review Period	Section 2.03(c)(i)
RHMT Purchased Units	Section 2.01(a)
RHMT Purchased Securities	Section 2.01(a)
Rules	Section 12.13
Securities	Section 3.03
Seller	Preamble
Sellers’ Agent	Preamble
Sellers Majority	Section 12.01(a)
Statement of Objections	Section 2.03(c)(ii)
Straddle Period	Section 6.02
Supplemental Disclosure Schedule	Section 7.03(c)
Target Working Capital	Section 2.03(a)(ii)
Third Party Claim	Section 9.05(b)
Transaction Agreements	Section 4.01(b)
Unaudited Financial Statements	Section 4.10
Working Capital	Section 2.03(a)
Agreement	Preamble

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.01 Purchase and Sale.

(a) RHMT. Subject to the terms, conditions, representations and warranties, covenants and other agreements of the Parties set forth within this Agreement, at the Closing (as defined herein) each RHMT Seller shall sell to Buyer, and Buyer shall purchase from the RHMT Sellers, the following securities: (1) 49.9 Common Units (as defined in the RHMT Operating Agreement), representing 49.9% of the outstanding Units of RHMT, in the amounts set forth opposite such Seller’s name under “Securities Purchased” on the Schedule of Sellers attached as Exhibit A (the “RHMT Purchased Units”), and (2) the RHMT Promissory Note (together with the RHMT Purchased Units, the “RHMT Purchased Securities”), in each case free and clear of any Encumbrance, for the consideration specified in Section 2.02(a).

(b) Deep Thought. Subject to the terms, conditions, representations and warranties, covenants and other agreements of the Parties set forth within this Agreement, at the Closing (as defined herein) each Deep Thought Seller shall sell to Buyer, and Buyer shall purchase from the Deep Thought Sellers, the following securities: (1) 49.9 Common Units (as defined in the Deep Thought Operating Agreement), representing 49.9% of the outstanding Units of Deep Thought, in the amounts set forth opposite such Seller’s name under “Securities Purchased” on the Schedule of Sellers attached as Exhibit A (the “Deep Thought Purchased Units”) and (2) the Deep Thought Promissory Note (together with the Deep Thought Purchased Units, the “Deep Thought Purchased Securities”), in each case free and clear of any Encumbrance, for the consideration specified in Section 2.02(a).

(c) Howard Street. Subject to the terms, conditions, representations and warranties, covenants and other agreements of the Parties set forth within this Agreement, at the Closing (as defined herein) each Howard Street Seller shall sell to Buyer, and Buyer shall purchase from the Howard Street Sellers, the following securities: (1) 49.9 Common Units (as defined in the Howard Street Operating Agreement), representing 49.9% of the outstanding Units of Howard Street, in the amounts set forth opposite such Seller’s name under “Securities Purchased” on the Schedule of Sellers attached as Exhibit A (the “Howard Street Purchased Units”) and (2) the Howard Street Promissory Note (together with the Howard Street Purchased Units, the “Howard Street Purchased Securities”), in each case free and clear of any Encumbrance, for the consideration specified in Section 2.02(a).

Section 2.02 Consideration. Subject to adjustment pursuant to Section 2.03 and 2.04 hereof, the aggregate purchase price of US$[***] (the “Purchase Price”) to be paid by or on behalf of Buyer to the Sellers at the Closing for the securities described in Section 2.01 above shall consist of the following

(a)          US$31,468,170.36 in cash (the “Cash Consideration”) and

(b)         subject to compliance with securities laws and the policies of the CSE, 5,805.25 Proportionate Voting Shares of Parent (the “Parent Shares”) with an aggregate issuance price equivalent to US$[***] (based on the daily average exchange rate reported by the Bank of Canada on the day prior to the date of issuance). The number of Parent Shares to be issued hereunder will be adjusted to take into effect any stock dividend, stock split, subdivision, combination, reclassification or similar non-dilutive event (the “Event”) affecting the Proportionate Voting Shares prior to Closing, with the Parent Shares to be issued hereunder at Closing representing the same percentage of the outstanding Proportionate Voting Shares as they did immediately prior to the Event.

(c)         The Purchase Price (consisting of the Cash Consideration and the Parent Shares, and adjusted by the Sellers’ Contribution to Escrow) shall be allocated among the Companies and the Sellers in the amounts and in the percentages as set forth on the Schedule of Sellers attached hereto as Exhibit A.

(d)          An aggregate of US$[***], subject to adjustment as provided in Section 2.06 and constituting the Sellers’ Contribution to Escrow, shall be withheld from the Cash Consideration as shown on the Schedule of Sellers and deposited with the Escrow Agent in the manner identified in Section 2.06 hereafter.

Section 2.03 Purchase Price Adjustment.

(a)       Closing Adjustments.

(i) At least five (5) Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement for each Company (each, an “Estimated Closing Working Capital Statement”), which statement shall be prepared in accordance with GAAP and this Agreement and contain, in each case as of the Closing Date:

(1) an estimated balance sheet of such Company (without giving effect to the transactions contemplated hereby), and

(2) an estimate of the Working Capital as of the Closing Date for each Company (with respect to each Company, its “Estimated Closing Working Capital”).

For purposes hereof, “Working Capital” as to a Company shall mean the excess of such Company’s current assets, including cash and cash equivalents, over such Company’s current liabilities (excluding Taxes), as determined in accordance with GAAP applied on a consistent basis with the Company’s Financial Statements, without giving effect to the consummation of the transactions contemplated by this Agreement, and adjusted to exclude the Company’s accounts receivable aged beyond 90 days of invoice date. The inventory component of the Working Capital, if applicable, shall be determined by Buyer and each Company jointly conducting a physical count of such Company’s Inventory as proximate to the Closing Date as practicable, which amount shall be adjusted to reflect sales, the production of finished goods, the purchase of raw materials and other transactions between the time of such physical count and the Effective Time using standard accounting cutoff procedures to arrive at a value which shall be deemed the physical inventory as of the Closing Date (“Physical Inventory”).

(ii) The “Estimated Closing Adjustment” for each Company shall be an amount equal to the Estimated Closing Working Capital minus such Company’s target working capital set forth on the Schedule of Sellers attached (for each Company, its “Target Working Capital”). If the Estimated Closing Adjustment is a positive number, the Cash Consideration payable to the Sellers of such Company (in accordance with the Schedule of Sellers) shall be increased by the amount of the Estimated Closing Adjustment. If the Estimated Closing Adjustment is a negative number, the Cash Consideration payable to the Sellers such Company shall be reduced by the amount of the Estimated Closing Adjustment.

(b)       Post-Closing Adjustment.

(i) Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement for each Company (each, a “Closing Working Capital Statement” and collectively, the “Closing Working Capital Statements”), which statement shall be prepared in accordance with GAAP applied on a basis consistent with the calculation of the Estimated Closing Working Capital and contain:

(1) an unaudited balance sheet of such Company (without giving effect to the transactions contemplated hereby) as of the Closing Date;

(2) a calculation of the Working Capital (which shall take into account the results of the Physical Inventory) for such Company as of the Closing Date (with respect to each Company, its “Closing Working Capital”); and

(3) the resulting “Closing Adjustment,” which, for each Company, shall be an amount equal to such Company’s Closing Working Capital minus its Target Working Capital.

(c)       Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statements, Sellers shall have thirty (30) days (the “Review Period”) to review each Closing Working Capital Statement. During the Review Period, the Sellers’ Agent and its representatives will have access to the books and records of the Companies, to the extent that such books and records are necessary to verify the amounts set forth in the Closing Working Capital Statements, as Sellers may reasonably request for the purpose of reviewing and analyzing the Closing Working Capital Statements and to prepare a Statement of Objections (as hereafter defined), provided that, such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Companies.

(ii) Objection. On or prior to the last day of the Review Period, Sellers may object to any Closing Working Capital Statement by causing Sellers’ Agent to deliver to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating by Company each disputed item or amount and the basis for Sellers’ disagreement therewith (a “Statement of Objections”). If Sellers fail to deliver a Statement of Objections before the expiration of the Review Period, then each Closing Working Capital Statement and each corresponding Closing Adjustment (as defined above) reflected in the Closing Working Capital Statements shall be deemed to have been accepted by Sellers. If Sellers’ Agent delivers a Statement of Objections before the expiration of the Review Period, Sellers’ Agent and Buyer shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of a Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Adjustment and the Closing Working Capital Statements, with such changes as may be agreed in writing by Sellers’ Agent and Buyer, shall be final and binding.

(iii) Resolution of Disputes. If Sellers’ Agent and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Buyer and Sellers’ Agent (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any corresponding adjustments to the Closing Adjustment, as the case may be, and Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the applicable Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the party that is not the prevailing party. If any Disputed Amounts are submitted to the Independent Accountant, then, for purposes of this Section 2.03(c)(iv), Sellers shall be the prevailing party in such proceeding if a majority of the dollar amounts of the unresolved Disputed Amounts are decided by the Independent Accountant in favor of Sellers, and Buyer shall be the prevailing party if a majority of the dollar amounts of the unresolved Disputed Amounts are decided by the Independent Accountant in favor of Buyer (e.g., by way of example but not by way of limitation, if there are Two Hundred Thousand Dollars (US$200,000) of disputed items to be determined by the Independent Accountant and the Independent Accountant determines that Buyer’s claims prevail with respect to One Hundred Twenty-Five Thousand Dollars (US$125,000) and Sellers’ claims prevail with respect to Seventy-Five Thousand Dollars (US$75,000), then Buyer would be the prevailing party).

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statements and/or the Closing Adjustments shall be conclusive and binding upon the parties hereto. Judgment on the award of the Independent Accountant may be entered by any court of competent jurisdiction.

(vi) Payments of Post-Closing Adjustment. Within ten (10) Business Days of acceptance of the applicable Closing Working Capital Statements or if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (iii) above, with respect to each Company and each Company’s Closing Working Capital Statement; either (1) Buyer shall pay to the applicable Sellers the aggregate amount by which the Closing Adjustment is greater (or less negative) than the Estimated Closing Adjustment, or (2) Sellers’ Agent shall direct the Escrow Agent to pay to Buyer the amount by which the Closing Adjustment is less (or more negative) than the Estimated Closing Adjustment from the Escrow Amount). Payments under this Section 2.03(vi) to Sellers shall be made in the percentages set forth in the Schedule of Sellers by wire transfer of immediately available funds. Buyer will also be entitled, at its sole option, to set-off any payment of the Closing Adjustment payable by Sellers against any future payments payable to Sellers. The obligations of Sellers set forth in this Section shall be joint and several.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3   shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.04 Indebtedness and Company Transaction Expenses.

(a) Sellers shall deliver to the Buyer at least three (3) business days prior to the Closing Date a schedule (the “Closing Indebtedness Schedule”) that contains a complete and accurate statement of the amount of the Indebtedness owed by each Company, together with wire transfer instructions for the payoff of the Indebtedness and payoff letters from each payee (the “Debt Payoff Letters”) in form, scope and substance acceptable to Buyer stating the full amount of the outstanding Indebtedness due to such payee as of the Closing Date (including any applicable per diem amounts) and any applicable payment instructions. At the Closing, Buyer shall pay in full (on behalf of the Companies or Sellers) all Indebtedness reflected on the Closing Indebtedness Schedule by wire transfers of immediately available funds to the holders of such Indebtedness, such that on the Closing the Companies have no Indebtedness. For clarification, the Bridge Loan to Howard Street shall be considered Indebtedness of Howard Street, and the Bridge Loan to RHMT shall be considered Indebtedness of RHMT.

(b) Company Transaction Expenses. At least three (3) business days prior to the Closing Date, Sellers shall deliver to the Buyer for each Company a schedule (the “Company Transaction Expense Schedule”) that contains a complete and accurate statement of the amount of such Company’s Transaction Expenses, together with wire transfer instructions for the payment of all the Company’s Transaction Expenses that will be unpaid as of the Closing Date. At the Closing, Buyer shall (on behalf of the Companies and Sellers), or Sellers shall cause each Company to (and shall provide sufficient funds to such Company to enable it to), pay all Company Transaction Expenses set forth on the Company Transaction Expense Schedule in accordance with the payment instructions set forth in the Company Transaction Expense Schedule.

(c) Closing Indebtedness and Transaction Expenses with respect to each Company shall be paid out of the Cash Consideration payable by Buyer with respect to such Company as set forth in the Schedule of Sellers attached.

Section 2.05 Bridge Loan.

(a) Loan Commitment. As soon as practicable after execution of this Agreement, Parent or an affiliate (the “Lender”) will provide a senior secured loan to Howard Street in the principal amount of $4,800,000 and a senior secured loan to RHMT in the principal amount of $1,200,000 (each, a “Bridge Loan” and collectively, the “Bridge Loans”). RHMT and Howard Street are each a “Borrower” under this Section 2.05. The proceeds of the Bridge Loans will be used solely to pay off the Borrowers’ outstanding debt to the lenders in the amounts set forth on Schedule 2.05. Prior to disbursement of the Bridge Loans, Borrowers will obtain payoff letters from each such lender in form and substance acceptable to Buyer to evidence the full satisfaction of such debt. Each Bridge Loan shall be evidenced by a senior secured promissory note from each Borrower, in substantially the form attached hereto as Exhibit F. The Bridge Loans shall mature upon the earlier of (i) the Closing; (ii) ninety (90) days after the termination of this Agreement pursuant to Article X; or (iii) the twelve-month anniversary of the date of the senior secured promissory note.

(b) Grant of Security Interest. Each Borrower hereby grants to Lender, to secure the payment and performance in full of all the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Lender’s lien in the Collateral shall continue until the Obligations are repaid in full in cash.

(c) Priority of Security Interest. Each Borrower represents, warrants, and covenants to Lender that the security interest granted herein is and except to the extent perfection is not required hereunder, shall at all times continue to be a first priority perfected security interest in that Collateral which can be perfected by the filing of a financing statement under Article 9 of the UCC.

(d) Authorization to File Financing Statements. Each Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Lender under the UCC.

Section 2.06 Escrow.

(a) At Closing, Buyer shall withhold from the Cash Consideration and furnish to Escrow Agent the Sellers’ Contribution to Escrow. The Sellers’ Contribution to Escrow shall be contributed by the Sellers of each of the Companies in the percentages set forth on the Schedule of Sellers attached hereto. The Escrow Account shall consist of two separate subaccounts: (1) a subaccount in the amount of the Base Escrow, consisting of Sellers’ Contribution to the Base Escrow under this Agreement, and including a contribution from the sellers under the No.Cal SPA), all of which is available to satisfy indemnification amounts owed by the Sellers and Seller Principals to Buyer Indemnified Parties under Section 9 of this Agreement and Section 9 of the No.Cal SPA, and (2) the Tax Escrow in the amount of US$ [***], consisting of US$ [***] as Sellers’ contribution to the Tax Escrow under this Agreement, and including US$ [***] as a contribution from sellers under the No.Cal SPA, available to satisfy indemnification amounts owed by the Sellers and Seller Principals to Buyer Indemnified Parties under Section 9.02(d) and 9.02(e) of this Agreement (claims relating to Taxes, including Known Tax Obligations), each of which will be held and disbursed in accordance with the terms of the Escrow Agreement in substantially the form attached hereto (subject to the approval of the Escrow Agent) as Exhibit C. The Escrow Agent Fee shall be paid 50% by Buyer and 50% by Sellers as provided in Section 2.08.

(b) In the event the Closing has not occurred by [***], then the Tax Escrow may be increased, and Sellers’ Contribution to Escrow under this Agreement may be increased, in amount recommended by Buyer’s third party tax advisors EisnerAmper, to take into account potential tax liability of the Companies for calendar year 2019.

Section 2.07 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) at the offices of Fox Rothschild LLP, 1001 Fourth Avenue, Suite 4500, Seattle, WA 98154, or at such other time or on such other date or at such other place as Buyer and the Sellers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.08 Closing Deliveries.

(a) Deliveries of the Companies and the Sellers. At the Closing, and except as may otherwise be set forth on the disclosure schedules, Sellers shall deliver to Buyer the following:

(i) Evidence of termination of all of the agreements set forth on Schedule 2.08(a)(i) hereto;

(ii) Copies of all consents, approvals, waivers and authorizations referred to in Sections 3.02 and 4.04 of the Company Disclosure Schedules;

(iii) Proof in form, scope and substance reasonably satisfactory to Buyer that approval for each Company’s Ownership Changes (as defined in Section 7.04(b)) has been received from all relevant Governmental Authorities (a “Governmental Authorization”), and that each San Francisco Health Code Article 33 Permit is current, in good standing and may continue to be held by each Company (and is not subject to termination or cancellation) following the Closing of the transactions contemplated hereby, such that as of the Closing, each Company has full right, title and interest in and to all licenses, Permits and Governmental Authorizations necessary to own and operate the Business;

(iv) Non-competition and non-solicitation agreements substantially in the form attached hereto as Exhibit H or as agreed by the parties executed by each of the Seller Principals;

(v) The Escrow Agreement, in the form attached as Exhibit C, duly executed by the Sellers’ Agent on behalf of the Sellers and Escrow Agent;

(vi) A Management Services Agreement in substantially the form attached hereto as Exhibit E with each Company (the “MSA”), duly executed on behalf of each Company;

(vii) A Second Amended and Restated Operating Agreement of RHMT, LLC, in the form attached hereto as Exhibit D-1, duly executed by each Seller;

(viii) A Third Amended and Restated Operating Agreement of Deep Thought, LLC, in the form attached hereto as Exhibit D-2, duly executed by each Seller;

(ix) A Third Amended and Restated Operating Agreement of Howard Street, LLC, in the form attached hereto as Exhibit D-3, duly executed by each Seller;

(x) An amendment to the articles of organization of each of Company in form and substance satisfactory to Buyer, duly executed on behalf of each Company and filed with the Secretary of the State of California;

(xi) Evidence that each Company and its respective Sellers have completed all transactions contemplated by the Recapitalization Agreement;

(xii) An assignment separate from certificate and an allonge, duly executed by each RHMT Seller and in form and substance acceptable to Buyer, with respect to the RHMT Purchased Securities transferred to Buyer hereunder;

(xiii) An assignment separate from certificate and an allonge, duly executed by each Deep Thought Seller and in form and substance acceptable to Buyer, with respect to the Deep Thought Purchased Securities transferred to Buyer hereunder;

(xiv) An assignment separate from certificate and an allonge, duly executed by each Howard Street Seller and in form and substance acceptable to Buyer, with respect to the Howard Street Purchased Securities transferred to Buyer hereunder;

(xv) Evidence that each Company has entered into an Equity Incubator Agreement with a verified Equity Incubatee, in a form reasonably satisfactory to Buyer, and complied with all applicable requirements of San Francisco Police Code Article 16 regarding Equity Incubation;

(xvi) Fully executed Employment Agreements between Buyer or its Affiliate and the Key Personnel, in substantially the form attached hereto as Exhibit G-1; and a fully executed Independent Contractor Agreement between Buyer or its Affiliate and [***], in substantially the form attached hereto as Exhibit G-2;

(xvii) A written acknowledgment from the landlord of 4000 Montgomery Drive, Santa Rosa, California that RHMT may continue to receive mail at such location after the Closing, in form and substance acceptable to Buyer;

(xviii) An fully executed amendment to the lease for 2414 Lombard Street, San Francisco, California, between Deep Thought and 2412 Real Estate Partners, in form and substance acceptable to Buyer;

(xix) Landlord estoppels which respect to each of the Leases;

(xx) Evidence that RHMT has forgiven the Indebtedness set forth on Schedule 2.08(a)(xx) as of December 31, 2018, in form and substance acceptable to Buyer;

(xxi) An assignment from Ryan Hudson and Michael Thomsen to Buyer, in form reasonably satisfactory to Buyer, with respect to their 30% interest in Culver City Wellness Center LLC;

(xxii) Confirmation of notice of termination of the Letter of Intent with Levy Affiliated, LLC with respect to the operation of Pacific Bay Wellness Center;

(xxiii) (xviii) A fully executed assignment of that certain License Agreement dated October 1, 2016 by and between RHMT LLC and PNB Berkeley LLC, in form, scope and substance reasonably acceptable to Buyer;

(xxiv) A good standing certificate (or its equivalent) for each Company from the Secretary of State or similar Governmental Authority of each jurisdiction under the Laws in which such Company is organized and registered to do business as a foreign entity;

(xxv) A good standing certificate for each Company from the California Franchise Tax Board (FTB);

(xxvi) A tax clearance certificate for each Company from the California Employment Development Department on Form DE 2220;

(xxvii) For each Seller that is not a natural person, a good standing certificate (or its equivalent) from the Secretary of State or similar Governmental Authority of each jurisdiction under the Laws in which such Seller is incorporated and registered to do business as a foreign entity;

(xxviii) Uniform Commercial Code searches of filings made pursuant to Article 9 thereof in the State of California, in form, scope and substance reasonably satisfactory to Buyer, confirming the absence of Encumbrances on the Companies (other than Permitted Encumbrances) as of a date within ten (10) days of the Closing;

(xxix) Docket or similar searches of relevant federal and state courts with regard to any pending litigation involving, or judgment against, the Companies and Sellers in form, scope and substance reasonably satisfactory to Buyer, confirming the absence of pending litigation other than as disclosed on Schedule 9.02(f) and Encumbrances (other than Permitted Encumbrances) as of a date on or before the Closing;

(xxx) Evidence that all Indebtedness of the Companies has been paid and all Companies Transaction Expenses have been paid.

(xxxi) Written resignations, effective as of the Closing, of any Managers and officers (as used in RULLCA) of the Companies;

(xxxii) Proof in form satisfactory to Buyer that all domain names identified on Schedule 4.06(a) are registered exclusively to RHMT;

(xxxiii) A certificate of the Manager of each Company dated as of the Closing certifying that attached thereto are true and complete copies of all resolutions adopted by the members and managers of such Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the appointment of the Board of Directors as the Manager of each Company, and confirmation that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(xxxiv) For each Seller that is not a natural person, a certificate of the manager of each such Seller dated as of the Closing certifying that attached thereto are true and complete copies of all resolutions adopted by the members and managers of such Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and confirmation that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(xxxv) The certificate required by Section 8.02(e), dated as of the Closing

Date;

(xxxvi) A Non-Foreign Certificate and Form W-9 from each Seller; and

(xxxvii) A funds flow agreement, dated as of the Closing Date, and executed by the Sellers, setting forth for each Company and each Seller their pro rata portion of the Closing Date Proceeds.

(b)       Parent’s Deliveries. At the Closing, Parent shall deliver to each Seller:

(i) A copy of the board resolutions adopted by the Board of Directors of the Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and confirmation that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and

(ii)       On behalf of Buyer, a stock certificate, issued in the name of such Seller, representing that Seller’s pro rata entitlement to the Parent Shares (calculated to the one one-thousandth of a Parent Share).

(c)       Buyer’s Deliveries. At the Closing, Buyer shall deliver the following:

(i)           Copies of all consents, approvals, waivers and authorizations referred to in Section 5.02 of this Agreement or in Section 5.02 of the Buyer Disclosure Schedules;

(ii)          The Escrow Agreement duly executed by Buyer;

(iii)         A Management Services Agreement with each Company in substantially the form attached hereto as Exhibit E, duly executed by the Manager;

(iv)         A Second Amended and Restated Operating Agreement of RHMT, LLC duly executed by Buyer;

(v)          A Third Amended and Restated Operating Agreement of Deep Thought, LLC duly executed by Buyer;

(vi)         A Third Amended and Restated Operating Agreement of Howard Street, LLC duly executed by Buyer;

(vii)        All other documents, instruments, and certificates required to be delivered to the Sellers at Closing, or that the Sellers may reasonably request, in form and substance reasonably satisfactory to the Sellers and their counsel.

(viii)       Buyer shall pay in cash, without duplication, the following amounts:

(1) To each lender identified on the Closing Indebtedness Schedule, the amount due and payable to such lender as set forth in the Debt Payoff Letters;

(2) To each person identified on the Company Transaction Expense Schedule, the amount of Company Transaction Expenses due and payable to such Person as of the Closing Date as identified on such schedule;

(3) To the Escrow Agent, the Sellers’ Contribution to Escrow and the Escrow Agent Fee; and

(4) To each Seller, their pro rata portion of Closing Date Proceeds, by wire transfer of immediately available funds pursuant to written wiring instructions provided by Sellers to Buyer prior to the Closing, and as set forth in a Closing Date Funds Flow executed by Sellers and delivered to Buyer no less than three (3) business days prior to the Closing Date. For each Company, “Closing Date Proceeds” available to distribute to the Sellers of such Company will equal: the Cash Consideration, multiplied by such Company’s percentage of Purchase Price set forth on Exhibit A, minus Sellers’ Contribution to Escrow, multiplied by such Company’s Percentage of Escrow set forth on Exhibit A, minus 50% of the Escrow Agent Fee, multiplied by such Company’s percentage of Purchase Price, plus (or minus, if negative) the Company’s Estimated Closing Adjustment, minus Company Transaction Expenses, minus the Company’s Closing Indebtedness (such amount, for each Company, its “Closing Date Proceeds”).

Section 2.09 Withholding. Buyer and the Companies shall be entitled to deduct and withhold from any consideration payable to Sellers pursuant to this Agreement all Taxes that Buyer and the Companies may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date, except as otherwise set forth in written disclosure schedules delivered pursuant to this Article III, copies of which are attached to this Agreement.

Section 3.01 Organization and Authority of Seller. If an entity, Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. Seller has all necessary power and authority to enter into this Agreement, to carry out Seller’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and excluding any United States federal Law to the extent such federal law or treaty would be violated, or protections under such Law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with California law.

Section 3.02 No Conflicts; Consents. Except as disclosed in Section 3.02 of the Company Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Seller, if applicable; (b) violate or conflict with any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Seller; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any material contract or other instrument to which Seller is a party. Except as disclosed in Section 3.02 of the Company Disclosure Schedules, no notice, consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Securities. Seller represents he or she is the record and beneficial owner of the Common Units, Preferred Units and Promissory Note (collectively, the “Securities”) of each Company described on Schedule 3.03. All Securities set forth on Schedule 3.03 are owned by the Seller free and clear of any Encumbrance (other than restrictions on transfer arising under the Operating Agreement, which will be amended and restated as of the Closing). Seller has the full right, authority and power to sell, assign and transfer the Purchased Securities to Buyer. The Securities have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Securities to any other person. There are no restrictions on or agreements with respect to the voting rights of Seller that would impair Buyer’s rights under this Agreement. Upon delivery to Buyer of an assignment separate from certificate and allonge for the Purchased Securities at the Closing and Buyer’s payment of the Closing Date Proceeds, Buyer shall acquire good, valid and marketable title to the Purchased Securities, free and clear of all Encumbrances.

Section 3.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of a Seller.

Section 3.05 Parent Shares.

(a) Each Seller understands that the Parent Shares have not been registered under the Securities Act of 1933, as amended and are being issued pursuant to an exemption from registration and prospectus requirements of the Canadian Securities Laws and the securities laws of the United States. Each Seller acknowledges that Parent and Buyer will rely on Seller’s representations, warranties and certifications set forth below for purposes of confirming the availability of any exemption from such registration and prospectus requirements. Each Seller has not received a document purporting to describe the business and affairs of the Buyer or Parent that has been prepared primarily for delivery to and review by prospective investors so as to assist those investors to make an investment decision in respect of Parent under the terms of this Agreement. Each Seller has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of an investment in the Parent Shares. Each Seller acknowledges that each Seller is eligible to acquire the Parent Shares pursuant to the exemption from the prospectus requirements of Canadian Securities Laws found in s. 2.12 Asset Acquisitions of National Instrument 45-106 Prospectus Exemptions. The certificates representing the Parent Shares (and any replacement certificate issued prior to the expiration of the applicable hold periods), or ownership statements issued under a direct registration system or other electronic book-based or book-entry system, will bear the following legends in accordance with applicable securities Laws:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE].”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “US SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE US SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL SECURITIES LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE US SECURITIES ACT PROVIDED BY (1) RULE 144 THEREUNDER, IF AVAILABLE, OR (2) RULE 144A THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(1) OR (D) ABOVE, A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION, TO THAT EFFECT MUST FIRST BE PROVIDED TO THE CORPORATION. THESE SECURITIES MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON CANADIAN STOCK EXCHANGES.”

Each Seller acknowledges that: (i) it has been provided with the opportunity to consult its own legal advisors with respect to the Parent Shares issuable to it pursuant to this Agreement and with respect to the existence of resale restrictions imposed by applicable securities Laws; (ii) no representation has been made respecting the applicable holding periods imposed by the securities Laws or other resale restrictions applicable to the Parent Shares which restrict the ability of the Seller to resell such securities; (iii) it is solely responsible to find out what these restrictions are; (iv) it is solely responsible (and the Parent is not in any way responsible) for compliance with applicable resale restrictions; and (v) it is aware that it may not be able to resell the Parent Shares, except in accordance with limited exemptions under the securities Laws. Each Seller will execute and deliver within the applicable time periods all documentation as may be required by applicable securities Laws to permit the issuance of the Parent Shares on the terms set forth herein and, if required by applicable securities Laws, will execute, deliver and file or assist the Parent in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Parent Shares as may be required by any applicable securities Laws, securities regulator, stock exchange or other regulatory authority, which includes, without limitation, determining the eligibility of each Seller to acquire the Parent Shares under applicable securities Laws, preparing and registering certificates (if any) representing the Parent Shares and completing regulatory filings required by the applicable securities commissions. Accordingly, each Seller consents to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation rules or regulations) and as otherwise permitted or required by Law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

(b)

(i) Each Seller is resident in the United States or otherwise a “U.S. Person”, as defined in Regulation S under the US Securities Act.

(ii) Seller understands and acknowledges (1) that the Parent Shares have not been, or will not be, registered under the US Securities Act, or under any state securities laws, and no registration statement or prospectus in respect thereof will be prepared or filed under the US Securities Act or applicable securities Laws, and that the Parent Shares are being offered and sold in reliance upon federal, provincial and state exemptions for transactions not involving any public offering, thus the Parent Shares are “restricted securities,” as such term is defined in Rule 144 under the US Securities Act, and will be subject to restrictions on resale under such laws and as set forth in the restrictive legends set forth above. As a condition of receiving Parent Shares at Closing, each Seller shall be required to deliver the Seller Acknowledgment as to their status as an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the US Securities Act, together with any supporting information as reasonably requested by the Company or Parent in order to confirm their status and the availability of an exemption from the registration requirements of the US Securities Act and applicable state securities laws for the issuance of such Parent Shares to such holder; (2) that upon the original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the US Securities Act or Applicable Securities Laws, the certificates representing the Parent Shares, and all securities issued in exchange therefor or in substitution thereof, will bear legends as described in Section 3.05(a) above.

(iii) Each Seller consents to Parent making a notation on its respective records or giving instructions to any transfer agent of the Parent Shares in order to implement the restrictions on transfer set forth and described herein.

(iv) Each Seller understands and acknowledges that Parent does not have an obligation or present intention of filing a registration statement under the US Securities Act or Applicable Securities Laws in respect of the Parent Shares.

(v) Each Seller acknowledges that he is acquiring the Parent Shares solely for his, her or its own account and not on behalf of any other person for investment purposes only and not with a view to the resale, distribution or other disposition thereof in violation of Applicable Securities Laws.

(vi) Each Seller represents and warrants that alone, or with the assistance of his, her or its professional advisors, he, she or it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his, her or its investment in the Parent Shares and is able, without impairing his, her or its financial condition, to hold such securities for an indefinite period of time and to bear the economic risks, and withstand a complete loss, of such investment.

(vii) Each Seller represents and warrants that he, she or it has had access to such additional information, if any, concerning as he, she or it has considered necessary in connection with his, her or its investment decision to acquire the Parent Shares.

Section 3.06 Cannabis Matters. Each Seller and each Seller Principal hereby make the following representations and warranties relating specifically to cannabis matters:

(a) That such Seller that is a natural person, and each equity holder, director, officer, manager, member or managing member of each Company (each, a “Company Owner”), is at least twenty-one (21) years of age;

(b) That such Company, Seller, Seller Principal and Company Owner is in compliance with all licensing requirements established by the applicable Government Authorities with respect to the Cannabis Licenses;

(c) That such Seller, Seller Principal and each Company Owner does not have any felony convictions in the State of California or any other jurisdiction. For purposes of this

Agreement, “felony conviction” shall mean and refer to the following:

(i)           a plea or verdict of guilty;

(ii)          a conviction following a plea of nolo contendere;

(iii)        any convictions dismissed under California Penal Code (the “Penal Code”) §§1203.4, 1203.4a and 1203.41 or any equivalent non-California law;

(iv)        any conviction dismissed under California Health and Safety Code (the “H&S Code”) §11361.8 or any equivalent non-California law;

(v)          any violent felony conviction under § 667.5(c) of the Penal Code;

(vi)          any serious felony conviction under §1192.7(c) of the Penal Code;

(vii)        a felony conviction involving fraud, deceit or embezzlement;

(viii)        a felony conviction for hiring, employing or using a minor in transporting, carrying, selling, giving away, preparing for sale or peddling any controlled substance to a minor, or offering, furnishing or selling any controlled substance to a minor;

(ix)          a felony conviction for drug trafficking with enhancements pursuant to §§ 11370.4 and 11379.8 of the H&S Code; and

(x)	a conviction under §§ 382 or 383 of the Penal Code.

(d) That such Seller, Seller Principal and Company Owner has not been convicted of or committed any violation of the California Sherman Food, Drug and Cosmetic Law that resulted in suspension or revocation of a license, administrative penalty, citation, civil proceeding or criminal conviction;

(e) That such Seller, Seller Principal and Company Owner has not been convicted of or committed any violation of the California Food Sanitation Act that resulted in suspension or revocation of a license, administrative penalty, citation, civil proceeding or criminal conviction;

(f) That such Seller, Seller Principal and Company Owner has not received any fines or penalties for the production or cultivation of a controlled substance on public or private land pursuant to California Fish and Game Code §§ 12025 or 12025.1;

(g) That such Seller, Seller Principal and Company Owner has not been convicted of or committed any act that would result in the denial of a license, permit, registration or other consent or approval to conduct commercial cannabis activity;

(h) That such Seller, Seller Principal and Company Owner has not been sanctioned by any licensing authority, city or county for any unlicensed commercial cannabis activity;

(i) That such Seller, Seller Principal and Company Owner has not, had any license, permit, registration or other consent or approval to conduct commercial cannabis activity suspended or revoked by any licensing authority or local jurisdiction, or has had any application for a license, permit, registration or other consent or approval to conduct commercial cannabis activity denied, or received any fines or penalties relating to a Cannabis License or otherwise related to any cannabis activity;

(j) That such Seller, Seller Principal and Company Owner is not employed by any agency in the State of California or any of its political subdivisions in any position that involves the enforcement of the Cannabis Laws, or that involves the enforcement of any of the penal provisions of law of the State of California prohibiting or regulating the sale, use, possession, transportation, distribution, testing, manufacturing, or cultivation of cannabis or cannabis products, including but not limited to, employment with the California Department of Justice as a peace officer, or employment in any district attorney’s office, in any city attorney’s office, in any sheriff’s office, or in any local police department; and

(k) That such Seller, Seller Principal and Company Owner has not been determined by a court or governmental agency or tribunal to have engaged in any attempt to obtain a registration, license, or approval to operate a cannabis business in any state or locality by fraud, misrepresentation, or the submission of false information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO COMPANIES

With respect to each Company, Sellers and Seller Principals, jointly and severally, hereby represent and warrant to Buyer that each of the statements contained in this Article IV with respect to are true and correct as of the date hereof and as of the Closing Date, except as otherwise set forth in written disclosure schedules delivered pursuant to this Article IV, copies of which are attached to this Agreement (the “Company Disclosure Schedule”). For clarification, the Seller Principals are making the representations hereunder with respect to all Companies; the RHMT Sellers are making representations hereunder only with respect to RHMT, the Deep Thought Sellers are making representations hereunder only with respect to Deep Thought, and the Howard Street Sellers are making representations hereunder only with respect to Howard Street.

Section 4.01 Organization, Authority and Qualification of Companies.

(a) Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Company is duly qualified to transact business and is in good standing in the state of California, A true and correct list of all Permits held by Company is set forth in Section 4.01(a) of the Company Disclosure Schedule. Company does not do any business in any other jurisdiction.

(b) Company has all requisite power and authority to execute and deliver this Agreement and the other agreements, documents, instruments, and certificates required to be executed and delivered by Company pursuant to Sections 2.08 and 8.02 of this Agreement (collectively with this Agreement, the “Transaction Agreements”), and to perform its respective obligations thereunder.

(c) Each Transaction Agreement to which Company is a party constitutes (or will upon execution at the Closing constitute) the legally binding obligation of such Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and excluding any United States federal Law to the extent such federal law or treaty would be violated, or protections under such Law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with California law. The execution, delivery and performance of the Transaction Agreements by Company, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action of such Company and do not and will not: (a) violate any provision of applicable Law, excluding any United States federal Law to the extent such federal law or treaty would be violated, or protections under such Law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with California law; (b) contravene, conflict with, or result in a violation of: (i) any provision of the organizational documents of such Company; or (ii) any resolution adopted by such Company’s managers or members; or (c) conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any Encumbrance pursuant to, or otherwise adversely affect, the rights of such Company under any of the Material Contracts to which such Company is a party or by which any of its assets is bound, in each case with or without the giving of notice, the passage of time or both.

Section 4.02 Capitalization.

(a) All of the issued and outstanding ownership interests in Company are owned beneficially and of record by Sellers as set forth on the Schedule of Sellers.

(b) Section 4.02(b) of the Disclosure Schedule set forth whether Company is a member-managed or manager-managed LLC, and, with respect to manager-managed LLCs, the name of each manager.

(c) Except as set forth in Section 4.02 of Company Disclosure Schedules, there are (i) no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the securities of or an equity interest in Company or obligating Company to issue or sell any securities, or any other interest, in such Company, (ii) except for the Company’s Operating Agreement (which will be amended and restated as of the Closing), no voting agreements or voting trusts, operating agreements, proxies or other agreements between or among any Person or Persons relating to Company or the securities or ownership interests of Company, (iii) no other rights, agreements, arrangements or commitments relating to the securities of Company to which the Company is a party, or by which the Company is bound, obligating the Company to repurchase, redeem, retire or otherwise acquire any of its securities, or any other interest in, such Company, and (iv) no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Company.

Section 4.03 No Subsidiaries; No Conversion.

(a) Company does not own, or hold any interest in, any shares, limited liability company units or other equity, or any ownership interest in any other Person.

(b) Company is not an Affiliate of or has ever been Affiliated with any mutual benefit, public benefit or cooperative corporation. No Person is or was a “member” (as defined at California Corporations Code Section 5056), or was a “member” (as defined at California Corporations Code Section 12238) in Company or any Company Affiliate, or held any “membership” in Company (as defined in California Corporations Section 5057 or California Corporations Code Section 12239). For the purposes of this Section 4.03(b) the term “Company” is deemed to include any predecessor business or entity and any business or entity Affiliated with any Company predecessor business or entity.

Section 4.04 No Conflicts; Consents. Except as disclosed in Section 4.04 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of the Company; (b) violate or conflict with any Law, Order or Permit applicable to the Company; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Material Contract or Permit or other instrument to which Company is a party. Except as disclosed in Section 4.04 of the Company Disclosure Schedules, no notice, consent, approval, waiver or authorization is required to be obtained by Company from any person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.05 Litigation. Except as set forth in Section 4.05 of the Company Disclosure Schedule, there is no Action pending or to Sellers’ knowledge, currently threatened (i) against Company or any of its officers, directors, members, employees or consultants arising out of their relationship with such Company; or (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no action, suit, proceeding or investigation by Company pending or which Company intends to initiate.

Section 4.06 Intellectual Property.

(a) Section 4.06(a) of the Company Disclosure Schedule lists (i) all registered Company Intellectual Property and (ii) all material unregistered Company Intellectual Property, indicating specifically which Company owns each item of Company Intellectual Property. Except as disclosed in Section 4.06 of the Company Disclosure Schedule, the Company listed on Section 4.06(a) of the Company Disclosure Schedule owns the entire right, title and interest in, to and under, or has a valid license to use, its Company Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. All trademarks that are included in Company Intellectual Property and that have been registered with the United States Patent and Trademark Office and all copyrights that are included in Company Intellectual Property and that have been registered with the United States Copyright Office are currently in compliance with all Laws, are valid and enforceable. Each member, manager, employee and consultant of the Company has assigned to the applicable Company all intellectual property rights he or she owns that are related to the Business.

(b) Section 4.06(b) of the Company Disclosure Schedule contains a complete list and description of all of the Products of the Business. Company owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable Contract, all Company Intellectual Property used, necessary or useful to manufacture, advertise, distribute and sell the Products and to otherwise fully conduct its Business, including without limitation, all proprietary recipes, formulas, manufacturing processes, packaging, labeling, trademarks, tradenames and copyrights, and that, except as specifically disclosed in Section 4.06(b) of the Company Disclosure Schedule, none of such Products or recipes, formulas, manufacturing processes, packaging, labeling, trademarks, tradenames or copyrights have been licensed or provided for the use of any third party.

(c) Section 4.06(c) of the Company Disclosure Schedule identifies each item of intellectual property that any third party owns and that Company uses pursuant to license, sublicense, agreement, covenant not to sue, or permission (an “IP License”). Company has delivered to Buyer correct and complete copies of all such IP Licenses. Each of the IP Licenses is legal, valid, binding, enforceable, and in full force and effect in all material respects. No party to any IP License is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder. No party to any of the IP Licenses has repudiated any material provision thereof. Company has not granted any license or other rights (contractual or otherwise) that would entitle a third party to copy, distribute or use any Company Intellectual Property in any manner.

(d) No proceeding is pending or, to the Sellers’ knowledge, threatened asserting the invalidity or misuse of, challenging Company’s rights in, or otherwise opposing any rights of such Company with respect to Company Intellectual Property, and to the Sellers’ knowledge there is no reasonable basis for such a claim. Company has not received notice of any conflict with the asserted rights of any third party with respect to any Company Intellectual Property. To the Sellers’ knowledge, the conduct of the Business and Company’s use of Company Intellectual Property has not infringed upon, misappropriated or violated and does not infringe upon, misappropriate or violate the rights of any third party. To the Sellers’ knowledge, no rights of Company in any Company Intellectual Property has been infringed upon, misappropriated or violated by any third party. To the Sellers’ knowledge, no information of Company regarded as confidential or proprietary has been disclosed to a third party, other than pursuant to a valid and binding confidentiality agreement.

(e) To the extent that any Company Intellectual Property has been developed or created independently or jointly by any Person other than the Company, such other Person has delivered to the Company owning such Company Intellectual Property a duly executed and valid written assignment transferring to such Company ownership of all of such Person’s rights in and to all Intellectual Property in the developed work. Section 4.06(e) of the Company Disclosure Schedule sets forth an accurate and complete list of each Person other than the Company who has developed or created independently or jointly any Company Intellectual Property.

(f) None of the software used in the Business is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license, such as the GNU’s General Public License or Lesser/Library GPL, the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL)), that requires or could require or conditions or could condition the use or distribution of such software on the disclosure, licensing, or distribution of any source code for any portion of such software or that otherwise imposes or could impose any limitation, restriction, or condition on the right or ability of any Company to use or distribute such software.

(g)         No Company is currently using, nor will it be necessary for Buyer from and after the Closing Date to use: (A) any inventions or other Intellectual Property rights of any of Company’s past or present officers, employees or contractors made prior to or outside the scope of their employment or engagement with such Company; (B) any inventions or other Intellectual Property rights of any of Company’s past or present directors, shareholders or agents; or (C) any confidential information or trade secrets of any former employer of any such Person.

Section 4.07     Material Contracts. Except as set forth in Section 4.07 of the Company Disclosure Schedules, there are no Contracts to which Company is a party or by which it is bound (each, a “Material Contract”) that involve (i) obligations (contingent or otherwise) of, or payments to, Company in excess of US$10,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from Company, (iii) indemnification by Company with respect to any person outside the ordinary course of business, (iv) limitations on the ability of Company to compete in any line of business or with any Person or in any geographic area or during any period of time; (v) Company, on one hand, and any officer, director, Seller or Key Personnel, on the other hand; (vi) requires Company to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, or contains “most favored customer” or similar pricing arrangements; (vii) provides for a partnership, joint venture, teaming or similar arrangement pursuant to which Company shares in the profits or losses of any business with any other Person or is jointly liable with any other Person; (viii) pursuant to which Company is (a) a lessee or sublessee of or holds, occupies or operates, any real property, (b) a lessor or sublessor of, or makes available for use, occupancy or operation by any Person, any real property or (c) a lessee or sublessee of any personal property; (ix) creates an Encumbrance on any Company Assets or evidences any Indebtedness, or (x) extends for a term of more than 12 months from the Closing Date (unless terminable by Company without payment or penalty upon no more than 60 days’ notice). Each Material Contract is valid and binding on the applicable Company in accordance with its terms and is in full force and effect. Neither Company nor, to Seller’s knowledge, any other party thereto, is in material breach of or default under (or is alleged to be in breach of or default under) or to Seller’s knowledge has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof, would require additional guarantors thereof, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Buyer has been supplied with a correct and complete copy of each Material Contract.

Section 4.08     Interests in Clients, Suppliers, Etc.; Affiliated Transactions.

(a)         Except as set forth in Section 4.08(a) of the Company Disclosure Schedule, other than standard employee benefits generally made available to all employees, (i) there are no Contracts or Liabilities between the Company as one party, and a Seller or any Affiliate of a Seller as the other party, (ii) there are no Contracts or Liabilities between the Company as one party, and any other Affiliate of the Company as the other party, (iii) neither Sellers, any Affiliate of Sellers nor any officer of such Company possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor of a Company, and (iv) neither Sellers nor any Affiliate of a Seller is a guarantor of any liabilities or obligations of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.08.

(b)         Section 4.08(b) of the Company Disclosure sets forth a description of any Contract that grants any Seller or Affiliate of a Seller any rights to any Products, Company Intellectual Property, Company Assets or other property of Company.

Section 4.09     Property and Assets.

(a)        Company owns, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated which are used or useful in the conduct of the Business of such Company (with respect to each Company, their “Company Assets”), including, without limitation, the following: (i) all equipment, machinery, trucks, automobiles, materials, supplies, office furniture and office equipment, computers and telecommunications equipment and devices, and other tangible personal property used in the Business; (ii) all leases and agreements of Company, including those specifically identified within the Company Disclosure Schedules; (iii) all customer lists, sales data, brochures, suppliers, names, mailing lists, art work, photographs and sales and marketing materials; (iv) all Permits, licenses (including the Cannabis Licenses), registrations, Orders and approvals relating to the Business; (v) all trade secrets, secret processes and procedures, engineering, production, assembly, design, installation, other technical drawings and specifications, working notes and memos, market studies, consultants’ reports, technical and laboratory data, engineering prototypes; (vi) all Company Intellectual Property used, necessary or useful to manufacture, advertise, distribute and sell the Products and to otherwise fully conduct the Business, including without limitation, all proprietary recipes, formulas, manufacturing processes, packaging and labeling; (vii) all patents, trademarks, trademark registrations, trade names, service marks, copyrights and copyright registrations; (viii) corporate minute books and stock books; (iv) all records of Company; (x) all Inventory, accounts receivable and other assets reflected on the Interim Financial Statements; (xi) all computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, shipping, etc.) and all computer operating, security or programming software, owned or licensed by Company; (xii) any insurance policies maintained by Company; (xiii) cash and cash equivalents on hand or in bank accounts; (xiv) assets constituting any pension or other funds for the benefit of the employees of Company; (xv) any claims and rights against third parties; (xvi) claims for refunds of Taxes and other governmental charges to the extent such funds relate to periods ending on or prior to Closing date; and (xvii) all other assets (including all causes of action, rights of action, contract rights and warranty and product liability claims against third parties, all telephone numbers, telecopier numbers, websites, domain names, and email addresses) relating to Company Assets or the Business, regardless of whether any value is ascribed thereto in the Company Financial Statements. To the extent that any Company Assets are owned by any Affiliate of Company or any Seller, such Company Assets shall be transferred to the applicable Company prior to Closing.

(b)	Company does not own, and has ever owned, any Real Property.

(c)         The address of such the facilities leased or subleased by Company, the name of the third-party lessors or lessees, as applicable, and the primary terms of each lease are set forth on Section 4.09 of the Company Disclosure Schedule. True, correct and complete copies of each such lease or sublease and any amendments, extensions and renewals thereof (the “Leases”) have heretofore been delivered by Company to the Buyer. Company enjoys quiet and undisturbed possession under the applicable Leases to which it is a party. Company’s interest in the applicable Leases is free and clear of any Encumbrances (other than Permitted Encumbrances), is not subject to any deeds of trust, assignments, subleases or rights of any third parties created by such Company, other than the lessor thereof. The Leases are valid and binding and in full force and effect, and Company is not in default thereunder as to the payment of rent or otherwise, and the consummation of the transactions contemplated by this Agreement will not constitute an event of default under the Leases and the continuation, validity and effectiveness of the Leases will not be adversely affected by the transactions contemplated by this Agreement. Except as set forth in Section 4.09 of the Company Disclosure Schedule, the consent of the lessor to the Leases is not required in connection with the transactions contemplated by this Agreement. The use and operation of the Real Property in the conduct of Company’s Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. No landlord under any of the Leases is in default of such party’s obligations under the respective Leases, Company has not received any notice from the landlord under any of the Leases that such landlord is negotiating or has entered into an agreement to sell the respective leased Real Property, and the leased Real Property is not subject to any pending or threatened condemnation or eminent domain actions. No tenant under any of the Leases that is a sublease is in default of such party’s obligations under the respective Leases, and Company has not received any notice from the tenant under any Leases that is a sublease that Company is in default of such Lease of its obligations as landlord.

(d)         Each item of personal property that constitutes Company Assets is free from any material defects, has been maintained in all material respects in accordance with normal industry practice, is in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such asset and property is presently used. The property and assets of Company are sufficient for it to continue to conduct the Business after the Closing in substantially the same manner as heretofore conducted by the Company and in accordance with all applicable Laws.

Section 4.10     Financial Statements; Financial Matters. Attached in Section 4.10 of the Company Disclosure Schedules are (i) copies of each Company’s unaudited financial statements consisting of the estimated balance sheet of such Company as at December 31 in each of the years 2015, 2016, and 2017 and the related statements of operations, comprehensive income, changes in members’ equity and cash flows for the years then ended (the “Unaudited Financial Statements”) and (ii) unaudited financial statements consisting of the balance sheet of Company at December 31, 2018 and the related statements of operations, comprehensive income, changes in members’ equity and cash flows for the twelve (12) month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, collectively, the “Financial Statements”). The balance sheets of each Company as of December 31, 2018 are referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The term “Interim Financial Statements” shall also include any updates to the Financial Statements delivered by the Company to Buyer pursuant to Section 7.03(b)(i). The Financial Statements will have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, and the absence of notes. Subject to the foregoing sentence, the Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of Company for the periods indicated. The Company has not had any disagreement with its accountants relating to the Financial Statements. The Company does not have any long-term or short-term debt except as set forth in Section 4.10 of the Company Disclosure Schedules.

Section 4.11     Personnel Matters.

(a)         Section 4.11(a) of the Company Disclosure Schedules contains a correct and complete list of the employees and independent contractors of Company as of the date hereof, including each such person’s name, job title or function, and job location; whether such person is subject to an employment agreement or consulting agreement; a true, correct and complete listing of his or her current salary or wage payable by Company, including any bonus, contingent or deferred compensation payable to such person; the total compensation paid by Company to each such person for the fiscal years ending December 31, 2015, 2016 and 2017, including any bonus, contingent or deferred compensation; the amount of accrued but unused vacation time; and his or her current status (as to leave or disability status, employee or independent contractor, full time or part time, and exempt or nonexempt). Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it or amounts required to be reimbursed to such employees, consultants or independent contractors. Company has complied in all material respects with all applicable local, state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Company has withheld and paid to the appropriate governmental entity, or is holding for payment not yet due to such governmental entity, all amounts required to be withheld from employees of such Company. Company is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(b)         Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of the Employee Retirement Income Security Act of 1974, as amended, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(c)         All individuals presently characterized and treated by Company as independent contractors or consultants are properly characterized as independent contractors under all applicable laws. All employees of Company are presently classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are reasonably classified as such by Company.

(d)         Except as set forth in Section 4.11(d) of the Company Disclosure Schedules, to the Sellers’ knowledge, no Key Personnel has any plans to terminate employment or relationship with Company.

(e)         Except as set forth in Section 4.11(e) of the Company Disclosure Schedules, Company is not a party or threatened to be made a party to any action, suit, proceeding, hearing, or investigation brought by or on behalf of any employee, former employee, independent contractor, former independent contractor or current or former service provider without regard to its compensation, of Company, including but not limited to any of the following: (i) wrongful termination, (ii) breach of employment agreement, (iii) unpaid wages or hours, (iv) workplace harassment or discrimination, (v) workers’ compensation, (vi) unemployment insurance, (vii) employment status or (viii) any investigation or enforcement action brought or threatened to be brought by the United States Department of Labor or any similar state or local agency.

(f)         Except as set forth in Section 4.11(f) of the Company Disclosure Schedules, Company is not subject to any labor union or collective bargaining agreement and no such agreement is currently being negotiated by or involving Company. Company has no (i) unfair labor practice charge or complaint against it in respect of its business that is pending or threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, (ii) material labor relations problems, including any material grievances, strikes, lockouts, disputes, request for representations, union organization activities (including but not limited to union organization campaigns or requests for representation), slowdowns or stoppages pending, threatened or anticipated in respect of its business and there have been no strikes, lockouts, disputes, union organization activities (including but not limited to union organization campaigns or requests for representation), slowdowns or stoppages, or (iii) pending, threatened or anticipated actions, arbitrations, administrative proceedings, charges, complaints or investigations that involve the labor or employment relations of Company, including but not limited to, issues relating to employment discrimination, wage and hour and occupational health and safety.

(g)         Except as set forth in Section 4.11(g) of the Disclosure Schedule, Company has never classified, compensated or considered any person who provided services to it as a volunteer or as ineligible for the protections of the California Labor Code. No employee, contractor, or individual who provided services to Company or any Company Affiliate was compensated with Inventory or in any form except cash and Company securities. Neither Company nor any Company Affiliate accepted donated services or labor. For the purposes of this Section 4.11(g), the term “Company” is deemed to include any predecessor business or entity and any business or entity Affiliated with Company predecessor business or entity.

Section 4.12     Tax Matters. Except as set forth in Section 4.12 of the Company Disclosure Schedules, and with respect to Company:

(a)         all Tax Returns that are required to be filed by the Company on or before the Closing Date have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. Company has paid all Taxes that are due and payable on or before the Closing Date, whether or not shown on any Tax Return. The unpaid Taxes of the Company do not exceed the reserve for Taxes set forth in the Interim Financial Statements (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income). Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Company has not failed to remit taxes as required under the California Revenue and Taxation Code.

(b)         No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of Company.

(c)         Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(d)         Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, no audits, examinations or administrative or legal proceedings relating to any Tax liabilities of Company are pending or being conducted. Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company has not filed Tax Returns) any (i) written inquiry or notice indicating an intent to open an audit or other review with respect to any Tax liabilities of Company, or (ii) written notice of deficiency or proposed adjustment for any Tax liabilities of Company. To the Sellers’ knowledge, there are no threatened audits or proposed deficiencies or other claims for unpaid Taxes of Company.

(e)         Company has complied, in all respects, with Code Section 280E and has not taken a deduction or credit for any expenditures to the extent prohibited by Code Section 280E. Company has complied with IRS Chief Counsel Advice 201504011.

(f)         Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)         Company is not a party to, nor does Company have any liability under, any Tax sharing or Tax indemnification agreement, and Company is not otherwise obligated to indemnify another Person for any Taxes, or otherwise pay another Person’s Taxes, either contractually or otherwise. Company has no liability for any Taxes of another Person as transferee under any applicable Law, including but not limited to under Code Section 6901.

(h)        Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax, within the meaning of Section 6662 of the Code, and Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)          Company has always been classified as a Subchapter C corporation under all applicable Tax Laws.

(j)          Company has never been a party to any joint venture, partnership or other agreement, arrangement or Contract that is treated as a partnership for U.S. federal income Tax purposes.

(k)         No power of attorney has been executed by or on behalf of Company with respect to any matters relating to Taxes that is currently in force.

(l)          Company has never had a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, or ever had any of its employees or agents conduct any business in any country other than the United States.

(m)         Company has never applied for any ruling relating to Taxes from any Governmental Authority, or entered into any closing agreement with any Governmental Authority.

(n)         Company has never made nor, to the knowledge of Company, is it required to make, any adjustment under Code Section 481(a) or file Internal Revenue Service Form 3115 by reason of a change in accounting method or otherwise, or will Company be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period or Post-Closing Straddle Period, in each case as a result of any (w) closing agreement described in IRC Section 7121 or any similar Law relating to state, local or foreign Taxes,

(x)	installment sale or open transaction disposition made on or before the Closing Date, and
(y)	prepaid amount received on or prior to the Closing Date.

(o)         Company is in compliance with all applicable “unclaimed funds” and “escheat” Laws.

(p)         Section 4.12(p) of the Company Disclosure Schedules list all federal, state, local, and non-U.S. income Tax Returns filed with respect to Company for taxable periods ended on or after December 31, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Company has delivered to Buyer true, correct and complete copies of all federal, state, local, and non-U.S. Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company filed or received since December 31, 2014.

(q)         Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any ‘‘excess parachute payment’’ within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax Law) or (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax Law). Company has never been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Company is not, and has never been a party to or bound by any Tax allocation or sharing agreement. Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(r)         Section 4.12(r) of the Company Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (A) the basis of Company in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to Company; and (C) the amount of any deferred gain or loss allocable to Company arising out of any intercompany transaction.

(s)         Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)        change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)        use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)       “closing agreement’’ as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(iv)       intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(v)       installment sale or open transaction disposition made on or prior to the Closing Date;

(vi)       prepaid amount received on or prior to the Closing Date; or

(vii)      election under Code §108(i).

(t)         Company has not distributed stock of another Person, or had the Units distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(u)         Company (A) is not a ‘‘controlled foreign corporation’’ as defined in Code §957, (B) is not a ‘‘passive foreign investment company’’ within the meaning of Code §1297, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(v)         Company has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

Section 4.13     Insurance. Section 4.13 of the Company Disclosure Schedules contains a correct and complete description of each insurance policy maintained by or which covers Company, and which Company is covered, with respect to its properties, assets, employees and business, and each such policy is in full force and effect, all premiums thereon have been paid, and Company is otherwise in compliance in all material respects with the terms and provisions of each such policy. Company is not in default with respect to its obligations under any insurance policy it maintains, and Company has never been denied insurance coverage. Company has no self-insurance or co-insurance programs. The insurance policies maintained by Company, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company and its property and assets are normally exposed in the operation of its Business. Section 4.13 of the Company Disclosure Schedules also sets forth a list of all pending claims and the claims history for Company since its date of formation (including with respect to insurance obtained but not currently maintained).

Section 4.14     Absence of Undisclosed Liabilities. Except as set forth in Section 4.14 of the Company Disclosure Schedules, Company has no obligation or Liability, whether absolute, accrued, contingent or otherwise, except for (i) Liabilities that are reflected or reserved against on the Company’s Balance Sheet or specifically disclosed in the footnotes thereto, (ii) Liabilities which have arisen after the date of the Balance Sheet Date in the ordinary course of business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of Law or environmental liability or cleanup obligation), and that are not, individually or in the aggregate, material.

Section 4.15     Accounts Payable and Receivable; Solvency.

(a)         Except as set forth in Section 4.15 of the Company Disclosure Schedules, the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of Company as being due to such Company (i) as of the date hereof (less the amount of any provision or reserve therefor made in the Balance Sheet) are good, valid and collectible in full in the ordinary course of business and in any event not later than ninety (90) days after the date thereof; and none of such accounts receivable or other debts is subject to any counterclaim or set-off except to the extent of any such provision or reserve, and (ii) as of the Closing Date (less the amount of any provision or reserve therefor made in the Balance Sheet) shall be good, valid and collectible in full in the ordinary course of business and in any event not later than ninety (90) days after the Closing Date; and none of such accounts receivable or other debts at the Closing Date shall be, subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due Company or the allowances with respect thereto, or accounts payable of such Company, from that reflected in the Balance Sheet.

(b)         No petition under the U.S. Bankruptcy Code or any other bankruptcy Laws has been filed against any Seller, Company or any of their respective Affiliates in the last seven (7) years, and the Sellers have no knowledge of any Person contemplating the filing of any such petition against Sellers, Company or any of their respective Affiliates. Company has never made an assignment for the benefit of creditors or made any voluntary filing or otherwise taken advantage of any bankruptcy Law for relief as a debtor. Neither the Sellers nor Company are contemplating making any assignment for the benefit of creditors or any making any filing or otherwise taking any action to take advantage of, or with a view to making a filing under or taking advantage of, any bankruptcy Law for relief as a debtor.

Section 4.16     Inventory.

(a) All Inventory, whether reflected on the Estimated Working Capital Statement or subsequently acquired, is of a quality and quantity usable and salable, in the ordinary course of business consistent with past practice, except for obsolete items, items of below standard quality, or non-compliant items, all of which have been written off or written down to net realizable value in the balance sheet and as reflected in the Estimated Working Capital Statement as of the Closing Date, or a reserve for such inventory has been established. The inventory reserves reflected on the Estimated Working Capital Statement was adequate as of the date of the Estimated Working Capital Statement. Since the date of the Estimated Working Capital Statement, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory, except for write-downs and reserves established in the ordinary course of business, in good faith and consistent with past practice and experience. All inventories not written off have been priced at cost on the first in, first out basis. All Inventory is owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances), and no inventory is held on a consignment basis.

Section 4.17     Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in Section 4.17 of the Company Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business, there has not been, with respect to any Company, any:

(a)         event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the organizational documents of Company;

(c)	split, combination or reclassification of any membership interests in Company;

(d)         issuance, sale or other disposition of, or creation of any Encumbrance on, any ownership interests in Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any ownership interests in Company;

(e)         declaration or payment of any distributions on or in respect of any ownership interests in Company or redemption, purchase or acquisition of any of Company’s outstanding ownership interests;

(f)         material change in any method of accounting or accounting practice of Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)        entry into any Contract that would constitute a Material Contract;

(h)          incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)         transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j)          transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property;

(k)         abandonment or lapse of or failure to maintain in full force and effect any registration of Company Intellectual Property, or failure to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in Company Intellectual Property;

(l)          abandonment or lapse of or failure to maintain in full force and effect any Permit or license from any Governmental Authority;

(m)        default, breach or violation of any Permit, or notice of the same from any Governmental Authority;

(n)         material damage, destruction or loss (whether or not covered by insurance) to any Company Assets;

(o)          any capital investment in, or any loan to, any other Person;

(p)         acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which Company is a party or by which it is bound;

(q)	any material capital expenditures;

(r)	imposition of any Encumbrance upon any of Company’s properties or assets, tangible or intangible;

(s)          (i) grant of any bonuses, whether monetary or otherwise, or changes in any wages, salary, severance, pension, vacation, incentives, trading arrangements or policies or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees that results in any increase in liabilities or costs to Company, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(t)         adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) benefit plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(u)         any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(v)         entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)         adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of US$15,000, individually (in the case of a lease, per annum) or US$50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)         acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof; or

(z)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.18     Compliance with Laws; Permits.

(a)         Except as set forth in Section 4.18(a) of the Company Disclosure Schedules, Company has complied and is in compliance in all material respects with all applicable Laws and Orders. Except as set forth in Section 4.18(a) of the Company Disclosure Schedules, no notices have been received by, and no claims have been filed against, Company alleging a violation of any such Laws or Orders, and, to the Sellers’ knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation by Company of, or a failure on the part of Company to comply with, any Laws or Orders.

(b)         Except as set forth in Section 4.18(b) of the Company Disclosure Schedules, Company holds all Permits, including the Cannabis Licenses, required for the lawful conduct of its business, as presently conducted, or necessary for the lawful ownership and/or lease of its properties and assets or the operation of its business as presently conducted. Except as set forth in Section 4.18(b) of the Company Disclosure Schedules, Company has not received any notices alleging the failure to hold any Permit from any Government Authority. All such Permits are in full force and effect. Except as set forth in Section 4.18 of the Company Disclosure Schedules, Company is in compliance in all material respects with all terms and conditions of all such Permits and is not subject to any Action with respect to those Permits. Except as set forth in Section 4.18(b) of the Company Disclosure Schedules, all of such Permits will be available for use by Company immediately after the Closing based upon the pre-approval of the appropriate Governmental Authority responsible for such approval. Any applications for the renewal of any such Permit which are due prior to the Closing Date shall be timely made or filed by Company prior to the Closing Date. Any applications for the transfer of any such Permit which are due prior to the Closing Date shall be timely made or filed by Company prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or threatened and neither the Company nor any of the Sellers know of any valid basis for such proceeding, including the transactions contemplated hereby.

(c)         Except as set forth in Section 4.18(c) of the Company Disclosure Schedules, Buyer has been supplied with a correct and complete copy of each Permit of Governmental Authorities obtained or possessed by Company.

(d)         Company has duly and timely filed and complied with all applicable Laws relating to reports, certifications, declarations, statements, information or other filings submitted or to be submitted to any Governmental Authority, and all such submissions or filings were true and complete when submitted or filed and, to the extent required by an applicable Laws, have been updated properly and completely.

(e)         Neither Company nor, to the Sellers’ knowledge, any director, officer, employee, agent or other Person acting or purporting to act on behalf of such Company in connection with the Business has directly or indirectly (i) given or agreed to give any bribe, kickback, or other illegal payment from corporate funds; (ii) used any of its funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (iii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from its funds; (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; (v) established or maintained any unrecorded fund or asset; (vi) concealed or mischaracterized an illegal or unauthorized payment or receipt; (vii) knowingly made a false entry in the business records; or (viii) committed or participated in any act which is illegal or could subject Company, Buyer or Parent to fines, penalties or other sanctions under applicable Law.

(f)         Company has in place the policies, programs and procedures reasonably necessary and advisable for its operations regarding (i) security, surveillance and anti-diversion for any facility at which Company has or intends to have cultivation, processor or dispensary facilities, (ii) the storage and disposal of fertilizers, herbicides and pesticides used and stored at each location currently or formerly owned or leased by the Company for cultivation, processor or dispensary facilities, (iii) the transportation of cannabis, cannabis infused products/by-products and/or cash to or from any of the Company’s cultivation, processor or dispensary facilities, and (iv) the storage and disposal of cannabis and cannabis infused products and byproducts, and such policies, programs and procedures comply with all applicable regulatory requirements.

Section 4.19     Books and Records. Except as set forth in section 4.19 of the Company Disclosure Schedule, the minute book of Company contains accurate records of all meetings of, and company action taken by (including action taken by written consent) the managers or members of the Company. The books and records of Company, true, correct and complete copies of which have been made available to Buyer, (a) have been kept in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered or reflected therein represent bona fide transactions, and (d) there have been no transactions involving Company that properly should have been set forth therein and that have not been accurately so set forth. Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of such Company.

Section 4.20     Product Liability.

(a)          Except as set forth in Section 4.20 of the Company Disclosure Schedule, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by or before any court or other governmental authority against or involving any Product, or class of claims or lawsuits involving a Product which is pending or, to Sellers’ knowledge, threatened, on behalf of the purchaser of any Product, resulting from an alleged defect in any Product (each such defect, failure or breach, a “Product Claim”), and (ii) there has not been, nor is there under consideration or investigation by the Business, any Product recall or post-sale warning (collectively, such recalls and post-sale warnings are referred to as “Recalls”) conducted by or on behalf of the Business concerning any Product or, to the knowledge of Sellers, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by the Business.

(b)          All Company Products have been produced, packaged and labeled in accordance with all applicable Laws, regulations and standards. All Company Products will be of premium quality, fit for the intended use and human consumption, merchantable and of good quality, not adulterated or misbranded, and free of any defects. No Company Products will be cultivated or produced with, or contain any pesticides in violation of applicable Law.

Section 4.21     Environmental Matters. Except as disclosed in Section 4.21 of the Company Disclosure Schedule (i) the Real Property and all buildings and improvements thereon (the “Facilities”) are in material compliance with all Environmental Laws; (ii) Company has all material Permits required for its operations under Environmental Laws and is in material compliance with the terms and conditions of those Permits, (iii) no notices or Actions are pending or, to the Company’s or Seller’s knowledge, threatened relating to Hazardous Materials or a violation of any Environmental Laws; (iv) Company has not received any notice (verbal or written) of any non-compliance of the Facilities or of its past or present operations with Environmental Laws; (v) except as set forth in Section 4.21 of the Company Disclosure Schedule, there are no Hazardous Materials present in, on, under any Real Property or migrating through soil, groundwater or surface water from the Real Property or, to the Company’s or the Sellers’ knowledge, migrating through soil, groundwater or surface water towards the Property in violation of any Environmental Laws; (vi) all Hazardous Materials and wastes have been disposed of by Company or by any other person in accordance with the requirements of all Environmental Laws; (vii) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities by Company or by any other person in non-compliance with Environmental Laws; (viii) there have been no “spills” of “pollutants” as those terms are defined in the Environmental Protection Act, R.S.O. 1990 c. E.19, for which Company is responsible either as the “owner of the pollutant”, or the “person having control of a pollutant” as defined in the Environmental Protection Act, R.S.O. 1990 c. E.19; (ix) except as set forth in Section 4.21 of the Company Disclosure Schedule, there have not been in the past and are not now, any underground tanks or underground improvements at, on or under any Real Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (x) there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on any Real Property or Facilities or any equipment on any Real Property containing PCBs at levels in excess of 50 parts per million; (xi) there is no formaldehyde on any Real Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities.

Section 4.22     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

Section 4.23     Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Company.

Section 4.24     Data Privacy. Company has complied with and, as presently conducted and as presently proposed to be conducted, are in compliance with, all Data Laws. Company has complied with, and is presently in compliance with, its respective policies applicable to data privacy, data security, and/or personal information. No personal information of any individuals has been collected by Company or transferred to third parties in violation of any Data Laws. Company has not experienced any incident in which personal information or other data was or may have been stolen or improperly accessed, and Company is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data. Company has not received, and Company is not aware of, any notices, claims, investigations or proceedings pending, or, to the Sellers’ or such Company’s knowledge, threatened, by state or federal agencies, or private parties involving notice or information to individuals that any personal information held or stored by Company has been compromised, taken, accessed, or misused. All websites related to the Company’s business contain privacy notices informing visitors how their personal information will be used, collected, stored, and protected. Company does not store or maintain sensitive personal information except in a manner consistent with published privacy notices and in a manner that provides commercially-acceptable secure storage and protection of such information. No information or data collected or stored by or on behalf of the Company has been subject to unauthorized or unlawful access or use. If Company has entered into written agreements with any vendors, service providers or other entities under which the Company provides personal information, those agreements require that such vendors, service providers and other entities protect such information in a manner equivalent to the protections that Company is required by law, or pursuant to their published privacy notices, to provide to the individuals involved.

Section 4.25     Disclosure. The representations, warranties and statements made by the Sellers and the Company in this Agreement (which includes the Company Disclosure Schedules) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such statement, in light of the circumstances in which it was made, not misleading. Sellers and the Company have not concealed or omitted to disclose to Buyer any fact, event, occurrence, condition or circumstance, or combinations of facts, events, occurrences, conditions or circumstances, that has had or could reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby represent and warrant to Sellers that each of the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date, except as otherwise set forth in written disclosure schedules delivered pursuant to this Article V, copies of which are attached to this Agreement (the “Buyer Disclosure Schedules”) and the Parent Disclosure Record:

Section 5.01     Organization and Authority; Enforceability.

(a)          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered by Buyer hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder by Buyer have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Sellers, the Companies and Parent) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and excluding any United States federal law to the extent such federal law or treaty would be violated, or protections under such law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with California law.

(b)          Parent is incorporated and in good standing under the Business Corporations Act (Ontario). Parent has full power and authority to enter into this Agreement and the documents to be delivered hereunder to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the documents to be delivered by Parent hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Parent. This Agreement and the documents to be delivered hereunder by Parent have been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Sellers, the Companies and Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and excluding any United States federal law to the extent such federal law or treaty would be violated, or protections under such law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with California law.

Section 5.02     No Conflicts; Consents.

(a)         The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Buyer. Except for the board of directors of Buyer, no consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

(b)         The execution, delivery and performance by Parent of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Parent; or (b) violate or conflict with any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent. Except for the board of directors of Parent, no consent, approval, waiver or authorization is required to be obtained by Parent from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.03     Issuance of Shares. The Parent Shares have been duly authorized by Parent and, upon issuance in accordance with the terms hereof, and assuming the representations in Section 3.05 and in the Seller Acknowledgment are true and correct, shall be validly issued, fully paid and non-assessable with the holder being entitled to all rights accorded to a holder of Proportionate Voting Shares in the capital of Parent.

Section 5.04     Financial Ability. Buyer will have as of the Closing and any such other applicable time that Buyer is required to make payments pursuant to this Agreement sufficient funding to consummate the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection herewith.

Section 5.05     Investment Purpose. Buyer is acquiring the Purchased Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Securities are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.06     Legal Proceedings. There is no Action pending or, to Buyer’s or Parent’s knowledge, threatened against or by Buyer, Parent, or any Affiliate of Buyer or Parent that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Parent.

Section 5.08     Disclosure. The representations, warranties and statements made by Buyer and Parent in this Agreement (which includes the Buyer Disclosure Schedules) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such statement, in light of the circumstances in which it was made, not misleading. Neither Buyer nor Parent has concealed or omitted to disclose to the Companies and the Sellers any fact, event, occurrence, condition or circumstance, or combinations of facts, events, occurrences, conditions or circumstances, that has had or could reasonably be expected to result in a Buyer and Parent Material Adverse Effect. For purposes of this Section 5.08, a Buyer and Parent Material Adverse Effect means any event, change, development or occurrence that, individually or together with any other event, change, development or occurrence, has had, or reasonably would be expected to have, a material adverse effort on Buyer or Parent’s business, results of operations, properties, assets or conditions (whether financial or otherwise), permits, relations with customers, any material asset, key personnel, or prospects, whether long-term or short-term, whether or not anticipated, except for the effects of changes in the general economy that do not impact the Buyer or Parent disproportionately relative to other Persons of comparable size in the Buyer and Parent’s industry.

Section 5.09     Share Capital. The authorized capital of the Parent consists of (i) an unlimited number of common shares (“Common Shares”); (ii) an unlimited number of proportionate voting shares (“Proportionate Voting Shares”); (iii) an unlimited number of exchangeable shares (“Exchangeable Shares”); and (iv) an unlimited number of preferred shares (“Preferred Shares”). As of January 31, 2019, there were: (i) 42,522,479 Common Shares issued and outstanding; (ii) 8,608,129 options issued and outstanding providing for the issuance of up to 8,608,129 Common Shares; (iii) 1,359,772 warrants to acquire Common Shares issued and outstanding providing for the issuance of up to 1,359,772 Common Shares; (iv) 35,021.529 Proportionate Voting Shares issued and outstanding; (v) 28,636,361 warrants to acquire Proportionate Voting Shares issued and outstanding providing for the issuance of up to 28,636.36 Proportionate Voting Shares; (vi) 38,890,571 Exchangeable Shares issued and outstanding; and (vii) no Preferred Shares issued and outstanding. Except as set forth above, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate Parent or any of its Affiliates to repurchase, redeem, acquire, issue or sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 5.10      Reporting Issuer / Disclosure.

(a)       The Parent is a “reporting issuer” or equivalent thereof in the Canadian Provinces of British Columbia, Alberta and Ontario, is not on the list of reporting issuers in default under applicable Canadian Securities Laws and is not in default of any material requirements of any applicable securities Laws or the rules and regulations of the CSE. No delisting, suspension of trading in or cease trading order with respect to any of its securities and, to the knowledge of the Parent, no inquiry or investigation of any Securities Authority, is pending, in effect or ongoing or threatened. The Common Shares are listed only on the CSE and quoted on the OTCQX ® Best Market and trading of the Common Shares is not currently halted or suspended. No other securities of the Parent or any of its Subsidiaries are listed on any stock exchange. None of the Parent’s Subsidiaries, is subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction.

(b)       The Parent has taken no action to cease to be a reporting issuer in British Columbia, Alberta or Ontario, nor has the Parent received notification from any Securities Authority, seeking to revoke the reporting issuer status of the Parent. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Parent or any of its Subsidiaries is pending, in effect or, to the knowledge of the Parent, has been threatened, or is expected to be implemented or undertaken and the Parent is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(c)       The Parent has, since January 1, 2018, complied and is in compliance with applicable Canadian Securities Laws and the rules, policies and requirements of the CSE in all material respects. The Parent has timely filed with the Securities Authorities all material forms, reports, schedules, certifications, statements and other documents required to be filed by it under Canadian Securities Laws and where applicable, the rules and policies of the CSE since January 1, 2018. The documents comprising the Parent Disclosure Record complied as filed in all material respects with applicable Canadian Securities Laws and where applicable, the rules and policies of the CSE and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. The Parent has not filed any confidential material change report with the Securities Authorities which at the date hereof remains confidential. There are no outstanding or unresolved comments in comments letters from any Securities Authorities with respect to any of the Parent Disclosure Record and, to the Parent's knowledge, none of the Parent or any of the Parent Disclosure Record is subject of an ongoing audit, review, comment or investigation by any Securities Authority or the CSE.

ARTICLE VI

TAX MATTERS

Section 6.01     Tax Covenants.

(a)       Without the prior written consent of Buyer, and except as otherwise required by law, neither Seller and, prior to the Closing, no Company, their Affiliates nor their respective Representatives shall, to the extent it may affect, or relate to, such Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or such Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, any Company, their Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Companies) against any such Tax or reduction of any Tax asset.

(b)       All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Sellers when due. Sellers shall, at Sellers’ own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)       Sellers are responsible for all Pre-Closing Taxes. Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Company after the Closing Date with respect to all Pre-Closing Tax Periods (a “Pre-Closing Period Tax Return”). With respect to each Pre-Closing Period Tax Return, Buyer shall permit Sellers to review and comment on each such Pre-Closing Period Tax Return, together with any and all workpapers supporting the creation of the Pre-Closing Period Tax Return, at least 20 days prior to filing and Buyer shall consider, in good faith, the reasonable comments so provided. Sellers shall pay to Buyer its share of all Pre-Closing Taxes as shown on such Pre-Closing Period Tax Returns no less than five Business Days before the due date of such Tax Returns; provided, however, that if the amount of Sellers Pre-Closing Taxes as shown on such Pre-Closing Period Tax Returns is greater than it would have been if Buyer had prepared such Pre-Closing Tax Returns in a manner consistent with the past practices of Company (it shall be deemed consistent with past practices if the differences are required by changes in Law, ordinances, judgments, decrees and orders and governmental rules and regulations that are binding upon Company), then Sellers shall, at the time of filing the Pre-Closing Period Tax Return, be required to pay to Buyer only the difference of: (i) the amount of Pre-Closing Taxes they would have paid had the Pre-Closing Period Tax Return been prepared consistent with the past practices of the Company minus; (ii) any prepayments made by Company or Sellers (to IRS or other applicable taxing body) for such Pre-Closing Taxes. In the event such prepayments exceed the amount owed to Buyers for Pre-Closing Taxes, the overage amount shall be applied to Working Capital or otherwise settled to Sellers.

(d)       Buyer and Sellers’ Agent shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing any audit, claim for refund, litigation or other administrative or judicial proceeding (a “Contest”) with respect to Pre-Closing Tax Returns. Buyer will have control over any such Contest, through counsel of its own choosing, however, all expenses associated with such Contest shall be reimbursed by the Sellers. Sellers shall also have the right to participate in such Contest through the Sellers’ Agent and counsel of their choosing at their own expense.

(e)       Upon the final resolution of liability for any Tax due on any Pre-Closing Period Tax Return, including after resolution of any Contest, Sellers shall pay to Buyer any deficiency between the amount already paid by Sellers to Buyer pursuant to Section 6.01(c) above, and the Pre-Closing Taxes of the Company shown on such final Pre-Closing Period Tax Returns.

(f)       Any Tax refunds that are received by any Company that relates to the Pre-Closing Period Tax Returns (net of any Tax cost and any other cost) shall be allocated between Sellers and Company based upon their respective percentage of taxes paid under Section 6.01(c) above. Buyer shall pay over to Sellers any such refund or the amount of any such credit within 15 days after receipt of such refund.

(g)       Each Seller acknowledges that owning the Parent Shares may subject them to tax consequences both in the United States and Canada. Each Seller is responsible for all tax consequences arising as a result of such Seller’s receipt and ownership of the Parent Shares. Each Seller acknowledges that neither Parent nor Buyer are providing any tax advice, and Seller is responsible for consulting with their own tax advisors.

Section 6.02     Straddle Period.

(a)        In the case of Taxes that are payable by a Company with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i)      in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii)       in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(b)       Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Company that are filed after the Closing Date for any Straddle Period (a “Straddle Period Tax Returns”). Buyer shall permit Sellers’ Agent to review and comment on each such Straddle Period Tax Return, together with any and all workpapers supporting the creation of the Pre-Closing Period Tax Return, at least 20 days prior to filing and Buyer shall consider, in good faith, the reasonable comments so provided. Sellers shall be responsible for all Pre-Closing Taxes of the Company shown on such Straddle Period Tax Returns, and Sellers shall pay to (or as directed by) Buyer its share of all Pre-Closing Taxes as shown on such Straddle Period Tax Returns no less than five Business Days before the due date of such Straddle Period Tax Returns; provided, however, that if the amount of Sellers Pre-Closing Taxes as shown on such Straddle Period Tax Returns is greater than it would have been if Buyer had prepared such Straddle Period Tax Returns in a manner consistent with the past practices of Company (it shall be deemed consistent with past practices if differences are required by changes in Law, ordinances, judgments, decrees and orders and governmental rules and regulations that are binding upon Company), then Sellers shall, at the time of filing the Straddle Period Tax Return, be required to pay to Buyer only the difference of: (i) the amount of Pre-Closing Taxes they would have paid had the Straddle Period Tax Return been prepared consistent with the past practices of the Company minus; (ii) any prepayments made by Company or Sellers (to IRS or other applicable taxing body) for such Pre-Closing Taxes. In the event such prepayments exceed the amount owed to Buyers for Pre-Closing Taxes, the overage shall be applied to Working Capital or otherwise settled to Sellers.

(c)       Buyer and Sellers’ Agent shall cooperate fully, as and to the extent reasonably requested by the other, in connection with any Contest with respect to Straddle Period Tax Returns. Buyer will have control over any such Contest, through counsel of its own choosing, however, any expenses associated with such Contest shall be allocated between Sellers and Buyer based upon the percentage of Pre-Closing Tax liability to total Tax liability shown on such Straddle Period Tax Returns. Sellers shall also have the right to participate in such Contest through the

Sellers’ Agent and counsel of their choosing at their own expense.

(d)       Upon the final resolution of liability for any Tax due on any Straddle Period Tax Return, including after resolution of any Contest, Sellers shall pay to Buyer any deficiency between the amount already paid by Sellers to Buyer pursuant to Section 6.02(b) above, and the Pre-Closing Taxes of the Company shown on such final Straddle Period Tax Returns.

(e)       Any Tax refunds that are received by any Company that relates to the Straddle Period Tax Returns (net of any Tax cost and any other cost) shall be allocated between Sellers and Company based upon their respective percentage of taxes paid under Section 6.02(b) above; provided, however any Tax refund for a Straddle Period shall not be deemed to be for a Pre-Closing Tax Period on account of any carryover of a net operating loss, net capital loss, Tax credit, Tax basis or other Tax item arising from a Pre-Closing Tax Period. Buyer shall pay over to Sellers any such refund or the amount of any such credit within 15 days after receipt of such refund.

(f)      Any disputes between the Sellers’ Agent and Buyer with respect to the amount of taxes owing by the Sellers for such Straddle Period Tax Returns shall be resolved by the Independent Accountant, the cost of which shall be borne 50% by Sellers and 50% by Buyer.

Section 6.03  Amendments. Buyer shall not, and shall not cause or permit a Company after the Closing to amend any Pre-Closing Tax Returns in a manner that increases the tax liability of Sellers without the prior written consent of Sellers’ Agent, which may not be unreasonably withheld, conditioned or delayed; provided, however, that no such approval of Sellers’ Agent shall be necessary to amend any Pre-Closing Tax Returns to be consistent with the calculations of Taxes owing in the final settlement of the Known Tax Liabilities; provided further, however, that no such approval of Sellers’ Agent shall be necessary to amend any Pre-Closing Tax Returns to the extent any such amendment is required as a result of the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order, if any, by any court of competent jurisdiction, or (b) a final settlement with the Internal Revenue Service, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement with any other taxing authority.

Section 6.04  Survival. The provisions of this Article VI shall terminate upon the 3 year anniversary of the Closing Date.

ARTICLE VII

PRE-CLOSING COVENANTS

Section 7.01  Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Companies to, (x) conduct their business in the ordinary course of business consistent with past practice but taking into account the Companies’ growth and expansion in the projections provided to Buyer, including any new dispensaries; (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies and (z) not cause or permit any Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its outstanding equity or redeem, purchase, or otherwise acquire any outstanding equity, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.17 above. Without limiting the foregoing, from the date hereof until the Closing Date, the Sellers shall:

(a)      cause the Companies to preserve and maintain all of its Permits, including the Cannabis Licenses;

(b)     cause the Companies to pay their debts, Taxes and other obligations when due;

(c)     cause the Companies to maintain the properties and assets owned, operated or used by Companies in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)     cause the Companies to continue in full force and effect without modification all insurance policies identified in Section 4.13 of the Company Disclosure Schedules, except as required by applicable Law;

(e)      cause the Companies to defend and protect their properties and assets from infringement or usurpation;

(f)      cause the Companies to perform all of their obligations under all Contracts relating to or affecting its properties, assets or business;

(g)     cause the Companies to maintain their books and records in accordance with past practice;

(h)     cause the Companies to comply in all material respects with all applicable

Laws; and

(i)      cause the Companies not to take or permit any action that would cause any of the changes, events, or conditions described in Section 4.17 to occur.

Section 7.02 Access to Information. From the date hereof until the Closing, the Sellers shall, and shall cause the Companies to, (a) afford Buyer full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Companies and Seller; (b) furnish Buyer with such financial, operating and other data and information related to the Companies and Sellers as Buyer may reasonably request; and (c) make the employees of the Companies available for consultation and permit access to other third parties reasonably requested for verification of any information so obtained. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Companies.

Section 7.03   Notice of Certain Events.

(a)      From the date hereof until the Closing, the Sellers and the Companies shall promptly notify Buyer in writing of:

(i)   any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers or the Companies hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Sellers’ knowledge, threatened against, relating to or involving or otherwise affecting the Companies or Sellers that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)     From the date hereof until the Closing, the Companies shall provide Buyer with (i) periodic updates to the Financial Statements on a monthly basis, and (ii) updates to any reports or lists provided hereunder as part of the Company Disclosure Schedules.

(c)     Subject to subsection (d) below, Sellers and the Companies may deliver a supplement to the Sections of the Disclosure Schedule corresponding to Section 4 of this Agreement (each such Supplement, a “Supplemental Disclosure Schedule”) to the Buyer with respect to any fact(s), circumstance(s) or matter(s) (A) that arises after the date of this Agreement, (B) that arises in the ordinary course of business and to which the Buyer’s consent is not required pursuant to Section 7.01, and (C) that, if existing as of, or prior to, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. A Supplemental Disclosure Schedule shall be arranged in paragraphs and subparagraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Agreement, as applicable. A Supplemental Disclosure delivered pursuant to this Section 7.03(c) shall be deemed to be an amendment and supplement to the Disclosure Schedule, provided, however that no Supplemental Disclosure Schedule shall operate as a waiver of or cure any misrepresentation, breach of representation or warranty that exists as of the date of this Agreement, or any breach of covenant.

(d)     If Buyer determines, in its reasonable discretion, that any information disclosed on a Supplemental Disclosure Schedule pursuant to this Section 7.03 (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) has resulted in, or could reasonably be expected to result in, any Loss to the Buyer or a Company in excess of US$500,000, then Buyer may elect, by written notice to the Companies and the Sellers, to terminate this Agreement pursuant to Section 10.01(b)(i).

Section 7.04   Governmental Approvals and Consents.

(a)     The Sellers and Buyer shall cooperate in good faith with the Government Authorities and undertake promptly any and all action required to maintain all Permits, including without limitation the Cannabis Licenses, such that such Permits may continue to be held by the Companies following the Closing of the transactions contemplated hereby, and complete lawfully the transactions contemplated by this Agreement as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Government Authority, termination or revocation of any Permit, or the issuance of any Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby. Buyer shall be solely responsible for and pay all filing fees payable to the Government Authorities in connection with the transactions contemplated by this Agreement.

(b)    Without limitation on the foregoing, with the assistance of Buyer, the Sellers shall cause each Company, immediately following the execution of this Agreement, to take all steps necessary, including compliance with San Francisco Health Code Section 3311(b)(2), to file an application for a permit amendment to the Company’s Health and Safety Code Article 33 Permit with the San Francisco Department of Public Health Environmental Health Branch to approve (i) the transfer of the Purchased Securities, (ii) the appointment of the Board of Directors as the Manager of each Company, and (iii) the approval of the MSA between each Company and Management Company (collectively, the “Ownership Changes”).

(c)     Sellers, the Companies and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02, Section 4.04 and Section 5.02 of the Company Disclosure Schedules.

Section 7.05  Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 7.06 Public Announcements. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party and give it an opportunity to comment prior to making the disclosure).

Section 7.07  Exclusivity. Each of the Sellers shall not, and shall not authorize or permit any Company or any of the Company’s or Seller’s respective Affiliates, agents, officers or representatives to, directly or indirectly, (a) to take any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any third party to engage in a business venture within the securities business or that relates to the Business; and (b) enter into any negotiations or agreements of any kind with any other Person with respect to a “Change of Control Transaction”. For the purposes of this Agreement, a Change of Control Transaction shall mean any of the following: (i) a sale of a majority in value of the assets of the Companies; (ii) a sale to a third party of a majority of the outstanding shares of the capital stock of Companies; (iii) a sale of newly issued equity occurs that represents more than 25% of the outstanding value of equity of the Companies or more than 25% in number of outstanding shares of the Companies, or (iv) the Companies participates in a merger, sale or business combination with any Person other than Buyer.

Section 7.08  Confidentiality.

(a)    Prior to the Closing, the parties hereto agree that this Agreement and the transactions contemplated hereby and all information exchanged in connection therewith (prior to termination of the transactions or the Closing) shall remain in strict confidence (except for necessary disclosure to each of the parties’ directors, officers, employees, agents, lenders or representatives who need to know such information for the sole purpose of evaluating or pursuing the consummation of the transactions), other than such disclosure as either party is obligated to provide, upon the advice of its counsel, by Law, court order or regulatory requirement.

(b)     From and after the Closing, Sellers’ Agent and each Seller shall hold, and shall cause his, her or its Affiliates to hold, and each shall use his, her or its reasonable efforts to cause his, her or its respective representatives to hold, in confidence any and all non-public, confidential or proprietary information, whether written or oral, relating to Buyer, each Company and the Business that remains in or comes into his, her or its possession after the Closing including, without limitation: (i) trade secrets, technical information, information related to technology, software, source code, object code, web applications, samples, prototypes, designs, , marketing information and systems, sales and procurement techniques, pricing information and calculators, market intelligence, financial information, business methods and systems, business processes, business models, operating procedures, operations manuals, and client and prospective client lists and information; (ii) any third-party information included with, or incorporated in, any of the foregoing; (iii) all notes, analyses, summaries and other materials prepared by or for any of Buyer, a Company, Sellers and Sellers’ Agent or any of their respective representatives that contain, are based on or otherwise reflect, to any degree, any of the foregoing; and (iv) any other information that would reasonably be considered non-public, confidential or proprietary based on the nature of such information.

(c)     The foregoing will not preclude Sellers’ Agent or any Seller from (a) disclosing such confidential information if compelled or necessary to disclose the same by judicial or administrative process or by other requirements of law, including any legal action, suit or proceeding arising out of this Agreement (subject to the following sentence), or (b) discussing or using such confidential information if the same hereafter is in the public domain (other than as a result of a breach of this Section 7.08. If Seller’s Agent or any Seller is requested or required (by oral questions, interrogatories, requests for information or other documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, Sellers’ Agent or Seller, as applicable, shall promptly notify Buyer of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.08. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, Sellers’ Agent or any Seller is required to disclose such information, Sellers’ Agent or such Seller, as applicable, may disclose that portion of such information that such Seller believes in good faith he, she or it is legally required to disclose. Sellers’ Agent and Sellers shall be liable to Buyer for any breach of this Section 7.08 by any of their Affiliates or representatives.

Section 7.09 Prohibition on Trading in Parent Shares. From the date hereof until the Closing, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, purchase or sell any Common Shares, or any shares convertible or exchangeable for Common Shares, of Parent.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01  Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)    The Companies and Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02, Section 4.04 and Section 7.04 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02 and Section 7.04, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02   Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     Buyer shall have completed its due diligence investigation of the Companies and the Business, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation;

(b)     The representations and warranties of the Sellers and the Companies contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(c)     The Sellers and the Companies shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(d)     No Action shall have been commenced against Buyer, Parent, the Sellers or the Companies, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(e)     Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Company and Sellers’ Agent, that each of the conditions set forth in Section 8.02(b) and 8.02(c) have been satisfied.

(f)      All approvals, consents and waivers that are listed on Section 3.02 and Section 4.04 of the Company Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;

(g)     The Companies continue to hold all Permits, licenses (including the Cannabis Licenses), operating authorities, and the like, and such Permits, licenses and authorities (including the Cannabis Licenses) are not subject to termination or cancellation as a result of the Closing, in a manner sufficient to allow the Companies to operate their Business as presently conducted or proposed to be conducted.

(h)     From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(i)      The Buyer shall have entered into employment or consulting agreements with Key Personnel in substantially the forms attached as Exhibit G-1 and G-2;

(j)      The Buyer and Parent shall have received approval for the transactions contemplated by this Agreement from their respective Boards of Directors;

(k)      Buyer shall have entered into a definitive agreement with all of the equity owners of the No.Cal Companies; and

(l)      An Affiliate of Buyer shall have entered into a definitive agreement with Gravitas Nevada Ltd. (“Gravitas”), Verdant Nevada LLC and Green Ache’rs Consulting Limited in order to acquire all of the outstanding shares of Gravitas; and

(m)    The Buyer shall have received all of the deliveries set forth in Section 2.08(a) herein.

Section 8.03 Conditions to Obligations of the Sellers and the Companies. The obligations of the Sellers and the Companies to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Sellers and the Companies, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     Buyer and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)     No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)     All approvals, consents and waivers that are listed on Section 5.02 of this Agreement or in the Buyer Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Companies at or prior to the Closing;

(e)      The Companies shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(f)      From the date of this Agreement, there shall not have occurred any material adverse event in the business, results of operations, prospects, condition (financial or otherwise) or assets of Parent’s business.

(g)     The Sellers shall have received all of the deliveries set forth in Section 2.08(b) and (c) herein.

(h)    An Affiliate of Buyer shall have entered into a definitive agreement with Gravitas, Verdant Nevada LLC and Green Ache’rs Consulting Limited in order to acquire all of the outstanding shares of Gravitas, and the Deposit (as defined in such agreement) shall have been deposited with the Escrow Agent, as required by such agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.01   Survival of Representations and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Article III, Article IV and Article V herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however that (i) the Special Representations shall survive until the expiration of the applicable statute of limitations, (ii) the representations and warranties in Section 4.12 shall survive for a period of three (3) years from the Closing Date; and (iii) any claims arising from fraud shall survive the Closing Date indefinitely subject to any applicable statute of limitations that may apply after discovery of such fraud. All of the covenants or other agreements contained in this Agreement shall survive the Closing Date indefinitely or for the period contemplated by their respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. The right to indemnification, payment of damages or other remedy based on any representations, warranties, covenants and obligations contained in this Agreement shall not be affected by and will survive any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy or compliance with, any such representation, warranty, covenant or obligation.

Section 9.02   Indemnification By Sellers. Subject to the limitations and other terms and conditions of this Article IX, including the caps on liability set forth in Section 9.04, Sellers and the Seller Principals, jointly and severally, shall indemnify Buyer, Parent and their respective Affiliates (including, after the Closing, the Companies) (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements (a “Loss”), incurred or sustained by, or imposed upon, any of the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)      any breach of any of the representations or warranties made by a Company contained in Article IV of this Agreement;

(b)     any breach of any of the representations or warranties made by a Seller contained in Article III of this Agreement;

(c)     any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation to be performed by Sellers or Company contained in Article II, Article VII, or Article XI of this Agreement;

(d)     any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI;

(e)     (i) all Taxes of the Companies or a Seller or relating to the business of the Companies for all Pre-Closing Tax Periods, including the Known Tax Obligations; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Companies (or any predecessor thereto) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on the Companies or a Seller arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; provided, however, that this covenant shall expire on the third (3rd) anniversary of the Closing Date;

(f)      any Indebtedness or Transaction Expenses not paid in accordance with Section 2.04 and Section 2.08(c) hereunder;

(g)     the matters set forth on Schedule 9.02(g); and

(h)     the matters set forth on Schedule 9.02(h).

Section 9.03  Indemnification By Parent and Buyer. Subject to the limitations and other terms and conditions of this Article IX, Parent and Buyer, jointly and severally, shall indemnify Sellers against, and shall hold the Sellers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers based upon, arising out of, with respect to or by reason of:

(a)     any breach of any of the representations or warranties of Buyer contained in Article V of this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Parent contained in Article II, Article VII, or Article XI of this Agreement.

Section 9.04 Limitations on Indemnity; Requirements. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following requirements and limitations:

(a)     All amounts owing to any Buyer Indemnified Party for indemnification for Losses (regardless of the Company or Seller that is the cause of the Loss) will be first paid through distributions from the Escrow Amount until the Escrow Amount is reduced to zero. After the Escrow Amount has been reduced to zero, and subject to the other limitations and caps set forth in this Section 9.04 and notwithstanding any language in this Agreement to the contrary, a Buyer Indemnified Party shall have the right to seek to satisfy such additional Losses by asserting any such claims only against the Sellers or Seller Principals of the Company giving rise to such Loss or, in its discretion, set-off such Losses against any other payments due such Company’s Sellers or

Seller Principals.

(b)     Except in the case of: (i) a breach of a Fundamental Representation, or (ii) fraud, Sellers’ aggregate indemnification obligation for Losses pursuant to Section 9.02(a) and 9.02(g) of this Agreement shall be capped at a dollar amount equal to the Base Escrow.

(c)     Except in the case of: (i) a breach of a Fundamental Representation, or (ii) fraud, Sellers’ aggregate indemnification obligation for Losses pursuant to Section 9.02(d) or 9.02(e) shall be capped at a dollar amount equal to the Tax Escrow.

(d)     Except in the case of fraud, which shall have no cap, and subject to the cap limitations set forth in Section 9.04(b) and Section 9.04(c) above, the maximum liability of any individual Seller or Seller Principal with respect to any indemnification obligation for Losses arising under this Agreement shall not exceed such Seller’s or Seller Principal’s pro rata portion of the Purchase Price hereunder.

(e)     Except in the case of: (i) a breach of a Buyer and Parent Fundamental Representation; or (ii) fraud, Buyer and Parent’s aggregate indemnification obligation for Losses pursuant to Section 9.03(a) of this Agreement shall be capped at a dollar amount equal to the Base Escrow, and the maximum aggregate liability of Buyer and Parent with respect to any indemnification obligation for Losses shall not exceed the Purchase Price hereunder.

Section 9.05   Indemnification Procedures.

(a)    Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such delay or failure.

(b)     In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)     Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party notice that describes the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have approved such claim, subject to the limitations set forth in Section 9.04, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party, including causing such Loss to be paid from the Escrow, on the terms and subject to the provisions of this Agreement.

Section 9.06   Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

Section 9.07   Calculation of Losses. All Losses payable to an Indemnified Party under this Article 9 shall be calculated without duplication, including as to amounts included in the calculation of Closing Working Capital and part of the final Closing Adjustments under Section 2.03.

Section 9.08   Materiality. For all purposes of this Article IX only (including any determination as to whether there has been a breach with respect to a representation or warranty and the determination of the amount of Losses resulting therefrom), all representations and warranties shall be construed as if all limitations and qualifications as to “materiality” had been omitted.

Section 9.09   Cumulative Remedies. The rights and remedies provided in this Article IX are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)      by the mutual written consent of the Sellers and Buyer;

(b)      by Buyer by written notice to the Companies and Sellers if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Companies or a Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by the Companies or such Seller within ten (10) days of the Companies’ receipt of written notice of such breach from Buyer; or

(ii)   any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or, if in Buyer’s discretion exercised in good faith, it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or unless such failure is due to a delay caused by a Governmental Authority;

(c)     by the Companies and Sellers by written notice to Buyer if:

(i)    the Companies and Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from the Companies and Sellers; or

(ii)   any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if, if in the Companies’ and the Sellers’ discretion exercised in good faith, it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2019, unless such failure shall be due to the failure of the Companies or a Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or unless such failure is due to a delay caused by a Governmental Authority; or

(d)     by Buyer or the Companies in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)     as set forth in this Article X and Section 7.08 (Confidentiality) and Article XII hereof; and

(b)     if this Agreement is terminated by a party because of a material breach of the Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of another party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired; provided further, each Seller agrees that the remedy of damages at law for the material breach by any of them of any of this Agreement leading to termination may be an inadequate remedy and the parties agree that in addition to any other remedies or relief that may be available to the Buyer, Buyer shall be entitled to seek a decree or order of specific performance or mandamus to enforce the observance and performance of the provisions of this Agreement. The parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

Section 10.03 Reverse Termination Fee. In the event that this Agreement is terminated by the Companies or Sellers as a result of Buyer’s breach of this Agreement by failing to pay the Purchase Price under the terms of this Agreement, unless the failure to do so is as a result of a breach of any representation, warranty or covenant of Sellers contained in this Agreement, or as a result of a failure of any of Seller’s Conditions to Closing set forth in Sections 8.01 and 8.02 hereof, then Buyer shall pay to the Companies a reverse termination fee equal to US$3,032,400 (the “Reverse Termination Fee”). Any payment required to be made pursuant to this Section 10.03 shall be made to Companies promptly following termination of this Agreement (and in any event not later than five (5) Business Days after such termination) and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Companies. The parties hereto acknowledge that the damages resulting from termination of this Agreement under circumstances in which the Reverse Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 10.03 are reasonable forecasts of the actual damages which may be incurred, and in the event that the Companies shall receive full payment pursuant to this Section 10.03, the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages, and not a penalty, for any and all losses or damages suffered or incurred by the Companies, the Sellers and any of its and their Affiliates or any other Person in connection with Buyer's breach of this Agreement (and the termination hereof) by failing to pay the Purchase Price under the terms of this Agreement, and upon such payment of such amount none of Buyer or any of its Affiliates, including Parent, shall have any further liability or obligation relating to Sellers or any Company arising out of the termination of this Agreement as a result of Buyer’s breach of this Agreement by failing to pay the Purchase Price hereunder. Nothing in this Section 10.03 limits Companies’ or Sellers’ ability to reject the Reverse Termination Fee in the event of fraud by Buyer, or pursue any independent cause of action against Parent with respect to a breach of the Confidentiality Agreement between Parent and the Companies.

ARTICLE XI

POST-CLOSING COVENANTS

Section 11.01 [Reserved].

Section 11.02 Release.

(a)     Effective upon the Closing, each Seller, on behalf of itself and its respective Affiliates, each Seller Principal, and each of their respective successors and assigns (each, a “Releasing Party”), knowingly, voluntarily and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, Buyer, Parent, each Company and each of their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their current and former officers, directors, partners, employees, agents, and representatives (each, a “Released Party”) of, from and against any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Released Party ever had, has or may have, now or in the future, arising out of or relating to ownership of the Units or the operation of the Business (collectively, the “Released Claims”); provided, however, that this release does not extend to any claim arising out of or related to a Party’s obligations under this Agreement, or to enforce such Releasing Party’s rights under this Agreement. The foregoing release shall be binding on Seller, each Seller Principal, and each of their successors, assigns, creditors, representatives, guardians, trustees and any other Person claiming by, through or in right of a Seller or a Seller Principal. Each Releasing Party represents it has not assigned any such claims to any third party prior to the date hereof and will not assign any such claims after the date hereof. Each Releasing Party agrees not to, and agrees to cause, as applicable, its Affiliates and each of their respective successors and assigns, not to, assert any such claims against the Released Parties.

(b)     Each Releasing Party agrees it shall not, and no one on its behalf shall, assert or file any claim, complaint, charge, suit or action against any Released Party arising out of any matter released pursuant to this Section 11.02. In the event that any claim, complaint, charge, suit or action is asserted or filed against a Released Party in breach hereof, such Released Party shall be entitled to recover its costs, fees or expenses, including reasonable attorneys’ fees and costs at trial and on appeal, incurred in defending against such action from the Releasing Party.

(c)     Each Releasing Party acknowledges that it may hereafter discover facts different from, or in addition to, those which it now believes to be true with respect to any and all of the claims released in this Section 11.02, and no such additional fact shall affect the validity or enforceability of the releases contained in this Section 11.02.

(d)    Each Releasing Party acknowledges that it is fully informed and aware of its rights to receive independent legal advice regarding the advisability of the releases contemplated hereby and has received such independent legal advice with regard to the advisability thereof. Releasing Party further acknowledges that it: (i) has made an investigation of the facts pertaining to the releases contemplated hereby as it has deemed necessary, and (ii) has not relied upon any statement or representation of others.

(e)     Each Releasing Party shall be deemed to relinquish, to the extent it is applicable, and to the full extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each Releasing Party shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code Section 1542.

Section 11.03 Regulatory Notices. Following the Closing, the parties shall take all necessary action and provide all necessary information in order to provide notification of the Ownership Changes for each Company to (i) the San Francisco Office of Cannabis with respect to such Company’s pending Police Code Article 16 application; and (2) the Bureau of Cannabis Control with regard to the Company’s current temporary state license and pending annual state license application(s).

Section 11.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Sellers’ Agent.

(a)     The Sellers, pursuant to this Agreement, hereby appoint Michael Thomsen as the Sellers’ Agent, who shall be the Sellers’ representative and attorney-in-fact for each Seller. The Sellers’ Agent shall have the authority to act for and on behalf of each of the Sellers, including without limitation, to amend this Agreement, to give and receive notices and communications, waivers and consents under this Agreement, to act on behalf of the Sellers with respect to any matters arising under this Agreement, to authorize delivery to the Buyer of cash and other property, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards on behalf of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Sellers’ Agent for the accomplishment of the foregoing. In addition to and in furtherance of the foregoing, the Sellers’ Agent shall have the right to (i) employ accountants, attorneys and other professionals on behalf of the Sellers, and (ii) incur and pay all costs and expenses related to (A) the performance of its duties and obligations as the Sellers’ Agent hereunder, and (B) the interests of the Sellers under this Agreement. The Sellers’ Agent shall for all purposes be deemed the sole authorized agent of the Sellers until such time as the agency is terminated with notice to the Buyer. Such agency may be changed by the Sellers from time to time upon not less than thirty (30) days prior written notice to the Buyer; provided, however, that the Sellers’ Agent may not be removed unless Sellers holding the right to receive a majority of the Purchase Price (“Sellers Majority”) agree to such removal and to the identity of the substituted Sellers’ Agent. Any vacancy in the position of the Sellers’ Agent may be filled by approval of a Sellers Majority. No bond shall be required of the Sellers’ Agent, and the Sellers’ Agent shall not receive compensation for its services. Notices or communications to or from the Sellers’ Agent shall constitute notice to or from each of the Sellers during the term of the Agreement.

(b)     The Sellers’ Agent shall not incur any liability with respect to any action taken or suffered by him or omitted hereunder as Sellers’ Agent while acting in good faith and in the exercise of reasonable judgment. The Sellers’ Agent may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered in good faith by the Sellers’ Agent based on such advice and the Sellers’ Agent shall not be liable to anyone. The Sellers’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no covenants or obligations shall be implied under this Agreement against the Sellers’ Agent; provided, however, that the foregoing shall not act as a limitation on the powers of the Sellers’ Agent determined by him to be reasonably necessary to carry out the purposes of his obligations. The Sellers shall severally and pro-rata, in accordance with their respective pro-rata share of the Purchase Price, indemnify the Sellers’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement. Specifically, each Seller hereby agrees to reimburse the Sellers’ Agent for his pro rata share of any reasonable and documented costs or expenses (including attorneys’ fees) incurred by the Sellers’ Agent in pursuing a dispute pursuant this Agreement.

(c)     A decision, act, consent or instruction of the Sellers’ Agent shall constitute a decision, act, consent or instruction from all of the Sellers and shall be final, binding and conclusive upon each of the Sellers. The Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Agent as being the decision, act, consent or instruction of every such Seller. The Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers’ Agent. In furtherance of the foregoing, any reference to a power of the Sellers under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Sellers’ Agent.

Section 12.02 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided however that, upon the Closing, any of Companies’ costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby that are not paid at or prior to Closing shall be included within the determination of the Closing Working Capital.

Section 12.03 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 12.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

If to Sellers:

[Name of Seller]

 Attn: Michael Thomsen, Sellers’ Agent

[***]

[***]

If to Companies prior to the Closing:

 Michael Thomsen

[***]

[***]

with a copy to:

Lara L. DeCaro

Leland, Parachini, Steinberg, Matzger & Melnick LLP

199 Fremont Street 21st Floor

San Francisco, CA 94105

Telephone: 415.957.1800

Email: ldecaro@lpslaw.com

and;

Beau Epperly

Epperly | Elam, LLP

c/o: Beau Epperly

88 Kearny Street, Suite 1850

San Francisco, CA 94108

If to Buyer or Parent:

TerrAscend Corp.

P.O. Box 43125

Mississauga, ON

L5C 1W2

Canada

Attention: Matthew Johnson, President

Email:[***]

with a copy to:

Fox Rothschild LLP

2000 Market Street, 20th Floor

Philadelphia, PA 19103-3222

USA

Attention: Stephen M. Cohen, Esq.

Facsimile: (215) 299-2150

E-mail: smcohen@foxrothschild.com

And

Fox Rothschild LLP

1001 Fourth Avenue, Suite 4500

Seattle, WA 98154

Attention: Erin Joyce Letey

Facsimile: (206) 389-1585

E-mail: eletey@foxrothschild.com

Section 12.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Exhibits and Company Disclosure Schedules (other than an exception expressly set forth as such in the Company Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.09 No Third-Party Beneficiaries. Except as provided in Article XI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 12.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

Section 12.13 Mandatory Arbitration. Except for any claim for injunctive relief under Section 12.14 below, any controversy or claim between or among the parties arising out of or relating to this Agreement shall be determined exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the JAMS (the “Rules”). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules at the offices of the JAMS in San Francisco, California, unless the parties mutually agree otherwise. The parties shall share the costs of the arbitration equally; however, each party shall be responsible for its own attorneys’ fees and other costs and expenses. The parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose of imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or relating to this Agreement, or any breach hereof, including any claim that this Agreement, or any part of it, is invalid, illegal or otherwise voidable or void. The decision of the arbitrator shall be final and conclusive upon all parties. If for some reason a court determines not to enforce the mandatory arbitration provision in Section 12.13 of this Agreement, or either Party brings an action for injunctive relief under Section 12.14, then the exclusive jurisdiction and venue for any dispute between the parties shall be the courts for the State of California located in the City or County of San Francisco.

Section 12.14 Equitable Relief. Each party agrees that where this Agreement entitles a party to seek injunctive relief, specific performance or other equitable relief, each party expressly waives any right to claim that any breach of this Agreement is adequately compensable in monetary damages and waives any requirement to post a bond and shall reimburse the non-breaching party for its reasonable attorney’s fees and costs incurred in obtaining any such relief.

Section 12.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANIES:		BUYER:

RHMT, LLC		WDB HOLDING CA, INC.

By:	/s/ Ryan Hudson	By:	/s/ Matthew Johnson
Name:	Ryan Hudson	Name:	Matthew Johnson
Title:	CEO	Title:	President, WDB Holding CA, Inc.

PARENT:
DEEP THOUGHT, LLC
TERRASCEND CORP.

By:	/s/ Ryan Hudson
Name:	Ryan Hudson	By:	/s/ Michael Nashat
Title:	CEO	Name:	Michael Nashat
		Title:	CEO, TerrAscend Corp.

HOWARD STREET PARTNERS, LLC

By:	/s/ Ryan Hudson
Name:	Ryan Hudson
Title:	CEO

SELLERS AND SELLER PRINCIPALS:

/s/ Michael Thomsen
Michael Thomsen

/s/ Ryan Hudson
Ryan Hudson

/s/ Arion Luce
Arion Luce

/s/ Anthony Shira
Anthony Shira

/s/ Jamie Shira
Jamie Shira

SELLERS’ AGENT

/s/ Michael Thomsen
Michael Thomsen

Exhibit A

Schedule of Sellers

[***]

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Working Capital Target by Company:

Company	Working Capital Target ($US)

[***]	[***]
[***]	[***]
[***]	[***]

Exhibit B

Known Tax Obligations

[Schedule]

[***]

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]

Permitted Encumbrances

[***]

Exhibit C

Escrow Agreement

Exhibit D-1

RHMT Operating Agreement

Exhibit D-2

Deep Thought Operating Agreement

Exhibit D-3

Howard Street Operating Agreement

Exhibit E

Management Services Agreement

Exhibit F

Bridge Loan

Exhibit G-1

Form of Employment Agreement

Exhibit G-2

Form of Independent Contractor Agreement

Exhibit H

Form of Non-Compete